As filed with the Securities and Exchange Commission on May 14, 2001
                                                 Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              --------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------

                             SENTIGEN HOLDING CORP.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                         9995                    13-3570672
(State or Other Jurisdiction of  (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)   Identification Number)

                               580 Marshall Street
                         Phillipsburg, New Jersey 08865
                                 (908) 387-1673
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                              --------------------

                           Joseph K. Pagano, President
                             Sentigen Holding Corp.
                               580 Marshall Street
                         Phillipsburg, New Jersey 08865
                                 (908) 387-1673
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              --------------------

                                   Copies to:

                             David Alan Miller, Esq.
                                 Graubard Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                           (212) 818-8881 - Facsimile
                              --------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                              --------------------

                         CALCULATION OF REGISTRATION FEE

                                                     Proposed Maximum      Proposed
                                         Amount to    Offering Price    Maximum Aggregate     Amount of
Title of Security to be Registered     be Registered    Per share         Offering Price   Registration Fee
-------------------------------------- ------------- ----------------  ------------------  ---------------
Common stock, par value $.01(1)            863,834     $6.125 (4)         $5,290,983.25       $1,322.75
-------------------------------------- ------------  ----------------  ------------------  ----------------
Common stock, par value $.01(2)             44,810     $6.125 (4)           $274,461.25          $68.62
-------------------------------------- ------------  ----------------  ------------------  ----------------
Common Stock, par value $.01(3)             75,000     $6.125 (4)           $459,375.00         $114.84
-------------------------------------- ------------  ----------------  ------------------  ----------------
         Total Fee                                                                            $1,506.21
                                                                                           ================

(1) Represents shares of common stock to be sold from time to time for the account of certain shareholders. The shares were issued by us in our private placement in November 2000.

(2) Represents shares of common stock to be sold from time to time for the account of a certain person. These shares are issuable by us to such person upon the exercise of a warrant issued in connection with our November 2000 private placement. Pursuant to Rule 416, this registration statement also covers any additional shares which may be issuable by virtue of the anti-dilution provision contained in the warrant.

(3) Represents shares of common stock to be sold from time to time for the account of an entity to which we issued such shares in connection with a license agreement.

(4) Based upon the average bid and asked price of the common stock, as reported on the OTC Bulletin Board on May 8, 2001, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              --------------------

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             Preliminary Prospectus

                    Subject to Completion, Dated May 11, 2001


                             SENTIGEN HOLDING CORP.


                         983,644 shares of common stock



         This prospectus relates to up to 983,644 shares of common stock of Sentigen Holding Corp. that may be offered for resale for the account of the selling stockholders set forth in this prospectus under the heading "Selling Stockholders" beginning on page 15.

         The selling stockholders will sell their shares at prices based on the market at the time of sale. Our common stock is traded on the OTC Bulletin Board under the symbol SGHL. On May 8, 2001 the last reported sale price of our common stock was $5.75.

         We will not receive any proceeds from the sale of the shares by the selling stockholders. We will, however, receive the amounts paid by a selling stockholder on exercise of his warrants, the shares underlying which are registered for resale by the holder hereby. The warrants entitle the holder to purchase 44,810 shares of our common stock at an initial exercise price of $6.00 per share until November 21, 2005. If the warrants are exercised in full, we will receive $268,860 in proceeds.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 9 for a discussion of certain information that should be considered in connection with an investment in our common stock.

                              --------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              --------------------





                 The date of this prospectus is ______ ___, 2001

                                Table of Contents

                                                                       Page

Summary...................................................................3
Selected Financial Data...................................................8
Risk Factors..............................................................9
Forward-looking Statements...............................................14
Use of Proceeds..........................................................14
Selling Stockholders.....................................................15
Plan of Distribution.....................................................17
Price Range of Our Common Stock..........................................18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations..............................................19
Business.................................................................22
Management and Key Employees.............................................35
Executive Compensation...................................................41
Report on Executive Compensation.........................................45
Principal Stockholders...................................................48
Certain Transactions.....................................................50
Description of Securities................................................50
Shares Eligible for Future Sale..........................................51
Legal Matters............................................................51
Experts..................................................................51
Where You Can Find Additional Information................................51
Index to Financial Statements............................................53

                              --------------------

                                     Summary

         This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled "Risk Factors".


Generally about us

         We are a holding company conducting business through our two wholly-owned operating subsidiaries, Cell & Molecular Technologies and Sentigen Corp. Cell & Molecular Technologies is comprised of a contract research organization that provides contract research and development services, and a research products organization that provides cell culture media and reagents and other research products to companies engaged in the drug discovery process. Sentigen Corp. is involved in scientific research to develop environmentally sound approaches to prevent insect crop damage and the spread of human diseases by impacting insect behavior.

         In November 2000, we consummated a private offering in which we sold 863,834 shares of our common stock at $6.00 per share, for aggregate gross proceeds of $5,183,004. This prospectus relates the shares of common stock sold in the November 2000 offering that may be offered for resale for the account of the investors in the offering, as well as shares of common stock issuable upon the exercise of a warrant issued in connection with our November 2000 offering. In addition, this prospectus relates to shares of common stock issued to The Trustees of Columbia University in the City of New York in connection with a license agreement we entered into in April 2000.


Cell & Molecular Technologies, Inc.

         Cell & Molecular Technologies is a Contract Research Organization specializing in: supporting the drug discovery process, including: High Throughput Screening applications; contract research services; and the development, production and marketing of specialty cell culture media. Through its scientific staff, technology focus and specialty medium, Cell & Molecular Technologies increases the efficiency of the drug discovery process of pharmaceutical, biotechnology, and biomedical research organizations and optimizes their investment in new technologies and chemistry.

         The majority of Cell & Molecular Technologies' customers are engaged in target identification, target validation, and target screening as steps in the drug discovery process. The proliferation of new targets and technologies to this process has shifted the resource priorities and research strategies of the entire drug discovery industry. This industry is also facing patent expirations, more stringent drug approval standards, and thinning product pipelines. As a result of these factors, the race for new targets, compounds and drug candidates has dramatically intensified. This new landscape has increased the demand for research talent, laboratory capacity, creative experimental design and tailored products. Collaboration with Cell & Molecular Technologies gives these companies access to the talent, capacity, creativity, products and services they need to accelerate their drug discovery programs, optimize their technology investments and gain competitive advantage in the new drug discovery landscape. Cell & Molecular Technologies operates through two divisions -- Molecular Cell Science and Specialty Media.


         Molecular Cell Science Division

         Cell & Molecular Technologies provides research and development services to the life sciences research and drug discovery communities. Cell & Molecular Technologies utilizes cost and time effective approaches in the delivery of its services which results in a high level of customer service. Cell & Molecular Technologies provides resources in:

          o    high throughput screening applications and assay development,

          o    molecular and cellular biology,

          o    protein bio-chemistry,

          o    bio-processing, and

          o    mouse genetics.

         Cell & Molecular Technologies' services are performed on a fee-for-service, fixed contract basis that provides for payments after specific research milestones are achieved. Research milestones are developed pursuant to the specific research goals of the customer. We do not receive residual or royalty payments for future discoveries or uses involving the materials or services provided to our customers.

         Cell & Molecular Technologies' proposals are based on collaborative discussions between the customer's research staff and Cell & Molecular Technologies' scientific staff. These discussions lead to detailed, milestone-based research proposals that are capable of being periodically modified based on the data collected during each research milestone. Cell & Molecular Technologies' dynamic, data-driven approach augments and complements the customer's own research and development efforts in a cost- and time-effective manner.

         Collaboration with Cell & Molecular Technologies gives customers access to scientific talent and laboratory capacity. Access to additional scientists and laboratory capacity augments our customer's implementation of new drug discovery technologies and methodologies. Cell & Molecular Technologies designs and performs its services to meet a customers specified research goals and quality standards. The following is a brief overview of the aforementioned services:

         High Throughput Screening applications and assay development. New drug discovery methods and technology investment is most evident in the advent of High Throughput Screening. High Throughput Screening utilizes sophisticated automation and robotics to screen large quantities of cells or proteins very rapidly. Through High Throughput Screening the drug discovery community is able to rapidly screen, identify and develop potential drug candidates for a large number of targets.

         Cell & Molecular Technologies provides whole cells, sub-cellular fractions, and purified proteins for High Throughput Screening and secondary assays. These cells and reagents are tested against the customers specified, stringent quality control standards to assure performance and reproducibility. The cells and reagents are delivered in the customer-prescribed format (bulk, multi-well plates, multiple aliquots, etc.). Customers receive cells or reagents on a regularly scheduled basis (daily, weekly) and in a format (96 well, 384 well plates) required for the customer's High Throughput Screening assays. Cell & Molecular Technologies' services ease the strain on the client's internal resources and enable customer's screening facilities and equipment to maintain maximum efficiency and usage times.

         Cell & Molecular Technologies' resources in molecular biology, gene cloning and expression, cell culture, and cell line development, enables it to provide customers with a multidisciplinary approach to their drug discovery needs. Cell & Molecular Technologies can transfer this technology back to its customers, or contract with the customer to perform the assay at Cell & Molecular Technologies' own facilities. Cell & Molecular Technologies' services also include the design, establishment, and execution of quality control standards for the new assay system.

         Molecular and cellular biology. We offer an array of services to help clone, isolate and characterize genes from viral, prokaryotic or eukaryotic organisms. Cell & Molecular Technologies' services include: construction of custom cDNA libraries; single cell cDNA libraries; genomic DNA libraries; size selected, normalized, subtracted libraries and other custom gene libraries. In addition, Cell & Molecular Technologies provides expertise in molecular cloning and related functions. Cell & Molecular Technologies' custom services in this area allow our customers to specify the vector and cell or tissue source.

         Protein Bio-Chemistry. The drug discovery community demands ever increasing amounts and numbers of recombinant proteins for their High Throughput

Screening programs, as well as, biochemical and biophysical studies. Cell & Molecular Technologies meets this demand through the production and purification of recombinant proteins from genetically-engineered hosts. Cell & Molecular Technologies offers expression of recombinant proteins in: Escherichia coli; Yeast; Mammalian Cells; Insect Cells and Baculovirus. Cell & Molecular Technologies also performs Expression Optimization Studies and Scale-up Process Development.

         Bio-processing. Cell & Molecular Technologies possesses multifaceted cell culture and fermentation capabilities and expertise, enabling it to produce whole cells, cellular fractions or biological molecules for research and assay purposes. Cell & Molecular Technologies has developed bioprocessing techniques and processes to move research cell lines to the manufacturing floor. Incorporating cell banking through upstream and downstream process development Cell & Molecular Technologies delivers a well-characterized process. Using its flexible cell culture facility, we prepare reagents derived from a broad range of host cell types (including whole cells, cellular fractions, or purified biomolecule proteins) properly formatted for further characterization or for use in screening assays.

         Cell & Molecular Technologies' facilities give it both adherent (flasks, roller bottles, cell factories) and suspension (spinners, bioreactors) culture capabilities as well as bioreactor capacity to 150 liters, fractionation and purification capabilities. Its facilities are well-equipped with a dynamic loop process water system (including ultrafiltration, carbon adsorption, multiple rounds of ion exchange, and double distillation), warm/cold rooms, laminar-flow hoods, centrifuges and cell cryopreservation and storage.

         Mouse genetics. The advent of transgenic mouse technology has allowed researchers to study the impact of gene deletions, mutations, and additions in a whole-animal system whose genetics are well understood and can be easily manipulated. Based on this premise, Cell & Molecular Technologies engineers mouse models of human diseases for use in the identification and validation of potential drug candidates. Cell & Molecular Technologies is able to construct sophisticated gene deletion and gene insertion models that can be used to study normal and abnormal gene functions by altering or mutating a specific gene in the mouse. Cell & Molecular Technologies offers quality-tested and proven embryonic stem cells (supplied by our Specialty Media division) from several strains of mice, including 129, C57BL6, and DBA1, as well as mitomycin-C treated mouse embryo fibroblast feeder cells. Cell & Molecular Technologies' animals are housed in a barrier facility under specific pathogen free conditions.


         Specialty Media Division

         Cell & Molecular Technologies develops, manufactures, and markets high quality research products including:

          o    Media and reagents for the culture of Mouse Embryos
          o    Murine Embryonic Stem cells and Reagents
          o    Reagents for gene transfer and expression
          o    Standard and custom formulated cell culture media

         Cell & Molecular Technologies also identifies and develops custom research products and reagents in response to customer feedback and as a result of our Molecular Cell Science services. Cell & Molecular Technologies manufactures and distributes the aforementioned products in the following research areas:

         Mouse Embryo Media. The genetic manipulation of early stage mouse embryos allows research scientists to develop animal models for disease states for the purpose of elucidating the function of genes which have similarities to human functions. Cell & Molecular Technologies manufactures media and reagents that support the growth of mouse embryos. In addition to "standard" formulations, Cell & Molecular Technologies has developed novel media formulations working in collaboration with Harvard University under NIH funded grants. While mouse embryo media have been traditionally manufactured as liquids, Cell & Molecular Technologies developed a powder format greatly extending the media's shelf life and opening the possibility for overseas shipment and distribution. Cell & Molecular Technologies has derived several unique Murine Embryonic Stem cell lines, as well as providing media and reagents qualified for the manipulation of Embryonic Stem cells.

         Unique Products for General Cell Cultures. A significant portion of the division's sales revenue is derived from several unique products. Cell culture freezing media enables researchers to cryogenically archive important cell lines for future use. Cell & Molecular Technologies' line of enzyme free cell dissociation solutions allows researchers to remove cells from the vessels on which they are grown while retaining the functionality of the proteins on their surface. This enables the cells to be used in assays which rely on cell surface receptors. Cell & Molecular Technologies also markets a kit containing all of the reagents necessary to introduce foreign genes into cells, genetically altering the cell line. Cell & Molecular Technologies directly markets these products and they are also sold by other companies under private label.

         Custom Media Manufacture. Researchers demand varying components and amounts of the nutrient broths in which cells are grown. Cell & Molecular Technologies produces custom formulations, with a minimum volume of only 2 liters. Cell & Molecular Technologies has the ability to formulate complex media in a timely fashion and in low volumes. Cell & Molecular Technologies believes that this low minimum volume ability has enabled it to enter a niche not otherwise occupied by the several larger companies advertising such custom capabilities.


Sentigen Corp.

         Sentigen is engaged in research to develop innovative, environmentally sound approaches to prevent insect crop damage and the spread of human disease by impacting insect behavior. Sentigen intends to provide a safe and effective alternative to pesticides without contaminating the environment or genetically modifying insects or crops, through its novel Aromatic Control (TM) process. Sentigen believes its process will enable identification of bioactive compounds that allow for specificity and effectiveness in insect control.

         Sentigen intends to biologically pinpoint insect receptors that control the sense of smell, the primary sense that drives insect behavior. Insects rely on this sense to locate food, human and animal hosts, and mates. This sense is highly adapted among different insects, and will enable Sentigen to develop wholly natural pest management solutions that selectively target detrimental insect species.

         Sentigen intends to first develop its Aromatic Control (TM) process for insects that affect the agricultural industry, as present methods, including pesticides and genetically modified foods, are becoming increasingly ineffective and controversial. Over the past decade, pesticides and genetically modified foods have been placed under intense scrutiny due to concerns over their adverse effects upon the environment and human health. Governments are increasingly regulating and prohibiting pesticides and genetically modified foods and public opposition has led to a significant increase in the market for organic foods.

         Sentigen also expects to develop a suite of products for the control of insects that affect human health. Recent outbreaks of mosquito-borne diseases, including West Nile encephalitis and dengue fever in the United States, as well as the appearance of pesticide-resistant disease carrying insects throughout the world have highlighted the need for safer and more effective insect control strategies in residential areas. Biting insects are also dependent on smell to locate human and animal prey, and Sentigen intends to utilize its Aromatic Control (TM) technology to develop environmentally friendly and novel approaches to combat the threat posed by these pests.

         Sentigen has an exclusive licensing agreement with The Trustees of Columbia University in the City of New York, one of the selling stockholders under this prospectus, for worldwide rights to patent applications and intellectual property in the areas of chemosensation and olfaction. Columbia University is at the forefront of research in this field, and the license covers technologies arising from the initial discovery of vertebrate olfactory receptors and pheromone receptors and the identification of the first insect odorant receptors in the laboratory of Dr. Richard Axel at Columbia University.

         Sentigen also entered into a consulting agreement with Dr. Richard Axel, to become the chairman of Sentigen's Scientific Advisory Board. The other members of the Scientific Advisory Board are Cornelia Bargmann, PhD, a professor at the University of California, San Francisco and an Investigator for the Howard Hughes Medical Institute, Dr. Gerald M. Edelman, Director of The Neurosciences Institute, President of Neurosciences Research Foundation, Chairman of the Department of Neurobiology and Professor at The Scripps Research Institute. Leslie Voshall, PhD, an Assistant Professor and Head of Laboratory at the Rockefeller University, and Wendell Roelofs, The Liberty Hyde Bailey Professor of Insect Biochemistry at Cornell University's New York State Agricultural Experiment Station.


Corporate history

         We were incorporated under the laws of the State of Delaware in May 1990 and, after having engaged in the acquisition and operation of different business entities subsequent to our initial public offering in August 1990, we commenced our current business operations when we acquired Cell & Molecular Technologies by a reverse merger in May 1998. Cell & Molecular Technologies was incorporated on May 6, 1997 to acquire all of the outstanding stock of Specialty Media, Inc. and Molecular Cell Science, Inc., two entities operating in the biotechnology and pharmaceutical industries since 1987 and 1991, respectively. Sentigen Corp. was formed on February 16, 2000. We changed our name to Sentigen Holding Corp. on June 23, 2000. Our ticker symbol on the OTCBB also changed from PCEL to SGHL in June 2000.

         We maintain our principal executive offices and our laboratory, manufacturing and office/warehouse facilities at 580 Marshall Street, Phillipsburg, New Jersey 08865. Our telephone number is (908) 387-1673. We also maintain a laboratory at 3960 Broadway, New York, New York 10032 and at 418 Industrial Drive, North Wales, Pennsylvania 19454. We also maintain administrative offices at 434 East Cooper Street, Aspen, Colorado 81611.


Terms of the offering

Securities offered by
selling stockholders     983,644 shares of common stock

Use of proceeds          We will not receive any proceeds from the sale of the
                         shares by the selling stockholders other than the exercise price of the warrants that may be exercised by one of the selling stockholders. If the warrants are exercised in full, we will receive $268,860 in proceeds. We will use such proceeds for working capital and general corporate purposes.

OTC Bulletin Board       SGHL

                             Selected Financial Data

         The following selected financial data at and for the years ended December 31, 2000, 1999, 1998, 1997, and 1996 has been derived from our audited financial statements for each of the years. Such information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto.

                                                  Fiscal Year Ended December 31,
                                                  ------------------------------
                               2000            1999           1998            1997            1996
                               -----           -----          -----           -----           ----
Income Statement Data:

Total revenues               $ 4,729,503     $ 3,916,581   $  2,127,233    $  2,180,190     $ 1,471,221
                             ------------    ------------  -------------   -------------    -----------

Net income (loss)            $  (126,715)     $  641,114    $  (698,674)    $  (209,621)     $  (62,617)
                             ------------     -----------   ------------    ------------     -----------

Basic earnings (loss)
    per common share          $    (0.02)      $    0.11     $    (0.16)     $    (0.17)     $    (0.07)
                              -----------      ----------    -----------     -----------     -----------

Diluted earnings (loss)
    per common share          $    (0.02)      $    0.10     $    (0.16)     $    (0.17)     $    (0.07)
                              -----------      ----------    -----------     -----------     -----------

Balance Sheet Data:

Total assets                $ 13,419,909     $ 7,428,682   $ 11,825,683     $ 2,028,457     $   706,964
                            -------------    ------------  -------------    ------------    -----------

Long - Term Debt              $  635,001     $ 1,092,095     $  826,024      $  748,738      $    3,872
                              -----------    ------------    -----------     -----------     ----------

                                  Risk Factors

         You should carefully consider the risks described below before you decide to invest in our common stock. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.


Our revenues are dependent on the continued research needs of companies in the pharmaceutical and biotechnology industries.

         We are highly dependent on research and development expenditures by the pharmaceutical and biotechnology industries. Accordingly, our operations could be materially and adversely affected by general economic downturns in these industries and other factors resulting in a decrease in research and development expenditures. Furthermore, we have benefited from the increasing trend among pharmaceutical and biotechnology companies to hire outside organizations such as ours to conduct both small and large research projects. This "outsourcing" practice has grown substantially during the 1990's and we believe that because of our multiple biologically based capabilities, we are well positioned to continue to take advantage of this trend. If this trend in outsourcing were to change and companies in these industries reduced their tendency to outsource their projects, our operations and financial condition could be materially and adversely affected.


Competition in the pharmaceutical and biotechnology industry is intense.

         The contract research industry is highly fragmented, with national and regional companies ranging from large, full-service companies engaging in contract research and development or reagent services to small, limited-service companies who specialize in one particular aspect of research and development or media production. Contract research companies compete on the basis of several factors, including:

          o    reputation for on-time quality performance;

          o    expertise and experience in specific therapeutic areas;

          o scope of service offerings and how well such services are integrated;

          o    strengths in various geographic markets;

          o    price;

          o    technological expertise and efficient drug development processes;

          o the ability to acquire, process, analyze and report data in a timesaving and accurate manner; and

          o    expertise and experience in health economics.

         Many of our competitors have achieved significant national, regional and local brand name and product recognition as well as engage in frequent and extensive advertising and promotional programs. Many of our competitors have substantially greater financial, technical, marketing, personnel and other resources than we do. Furthermore, our industry has recently begun to attract attention from the investment community. This could lead to increased competition through the availability of additional financial resources for contract research companies. While we believe that we can compete effectively, and have done so in the past, we cannot assure you that we will be able to do so in the future.

A substantial portion of our revenues have been derived from a limited number of customers.

         We have one customer who accounted for approximately 35% of our annual revenue for the year ended December 31, 2000, one customer who accounted for approximately 35% of our annual revenue for the fiscal year ended December 31, 1999 and two customers who accounted for approximately 10% of our annual revenues for the fiscal year ended December 31, 1998. The decrease or loss of business from these customers or any future customer of similar size could have a material adverse effect on our results of operations or financial condition.


Our services are generally provided on a fee-for-services and therefore we bear the risk that our costs exceed what we charge our customers.

         Most of our contracts for the provision of our services are on a fee-for-service basis, providing for payments only after certain research milestones have been reached. We do not receive residual or royalty payments for future discoveries or uses involving the materials or services provided by us to our customers. For the year ended December 31, 2000 and 1999, these fee-for-service contracts accounted for 64% and 61% of our total annual revenues, respectively. Since our contracts are predominantly fee-for-service, we bear the risk if it costs us more to perform our services than what we charge our customers. Most of our contracts, including those with governmental agencies, are terminable by the client immediately or upon notice for a variety of reasons. Although the contracts often require payment to us for our expenses to wind down the study and fees earned to date and, in some cases, a termination fee, the loss of one or more of our large contracts could have a material adverse effect on our business and operations.


If we are unable to successfully develop and market potential new services, our growth could be adversely affected.

         A key element of our growth strategy is the successful development and marketing of new services, which complement or expand our existing business. If we are unable to develop new services and attract a customer base for those newly developed services, we will not be able to implement this element of our growth strategy, and our future business, results of operations and financial condition could be adversely affected.


A substantial portion of the proceeds raised in our November 2000 private offering may be used to fund Sentigen Corp.'s research efforts which may or may not result in the development of commercially viable products.

        A substantial portion of the proceeds raised in our November 2000 private offering may be used to fund research and development efforts of Sentigen Corp., our wholly-owned subsidiary. Sentigen Corp. is in a development stage, having been incorporated in February 2000. Sentigen Corp. has not yet developed any products or generated any revenue and has no operating history on which to base an evaluation of its business or prospects. There is no assurance that Sentigen Corp. will develop any products and, if such products are developed, that they will be commercially viable, especially in light of the competition we will face in the industry in which Sentigen Corp. will compete.


We may need to raise more money to fund Sentigen Corp.'s research efforts and we cannot assure you that we will be able to obtain additional financing when needed.

         We may need to raise more money to fund Sentigen Corp.'s research efforts and to fully develop commercially viable products. We cannot assure you that we will be able to obtain additional financing when needed on terms satisfactory to us, if at all. Our business will be materially adversely affected if we cannot raise additional capital when needed.

Due to expected fluctuations in our quarterly operating results, you should not rely on the results of any single quarter as being indicative of our future results.

         Our quarterly operating results are subject to volatility due to such factors as the commencement, completion or cancellation of large contracts, progress of ongoing contracts, acquisitions, the timing of start-up expenses for new offices and changes in the mix of services. Since a large percentage of our operating costs are relatively fixed, variations in the timing and progress of large contracts can materially affect quarterly results. Comparisons of our quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. However, fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our long term operating performance.


If we are unable to comply with existing government regulations or if existing government regulations are changed, our business and operations could be materially and adversely affected.

         The failure on our part to comply with applicable regulations could result in the termination of ongoing research, sales and marketing or the disqualification of data for submission to regulatory authorities. Furthermore, if we or our customers are notified by any governmental agency that we have failed to follow or violated accepted practices, our business and operations could be adversely affected.

         Our business depends on the continued strict government regulation of the drug development process, especially in the United States and Europe. Any relaxation or change in existing regulations could have a material adverse effect on the demand for the services we offer. Potential regulatory changes under consideration in the United States and elsewhere include:

        o     mandatory substitution of generic drugs for patented drugs;

        o     relaxation in the scope of regulatory requirements; and

        o     the introduction of simplified drug approval procedures.

         If future regulatory cost containment efforts limit the profits which can be derived on new drugs, our customers may reduce their research and development spending which could reduce the business they outsource to us. These and other changes in regulation could have a material impact on the business opportunities available to us, and in turn, reduce the revenues we are able to generate.

         In addition, the health care industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical and biotechnology industries. During 1994, several comprehensive health care reform proposals were introduced in Congress. The intent of the proposals were, generally, to expand health care coverage for the uninsured and reduce the growth of total health care expenditures. While the proposals were never adopted, health care reform may again be addressed by Congress. Similar reform movements have occurred in Europe and Asia. Implementation of government health care reform may adversely affect research and development expenditures by pharmaceutical and biotechnology companies which could decrease the business opportunities available to us. We are unable to predict the likelihood of such or similar legislation being enacted into law or the effects such legislation would have on us.


The pharmaceutical and biotechnology industries are subject to strict environmental regulations.

         Our operations are subject to evolving federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations require us to obtain permits. Although we believe that we are in substantial compliance with all applicable material environmental laws, it is possible that there are material environmental liabilities of which we are unaware. If the costs of compliance with the various existing or future environmental laws and regulations, including any penalties which may be assessed for failure to obtain the necessary permits, exceed our budgets for such items, our business could be adversely affected. We may also be required to expend substantial sums of revenue for damages and cleanup costs due to our disposal of hazardous waste.


We may be faced with potential liability for injuries resulting from our products.

         We may be exposed to product liability claims as a result of the sale of our products. Although we have obtained product liability insurance in the aggregate amount of $2.0 million ($1.0 million per occurrence), and an umbrella policy that provides a $10.0 million coverage (per occurrence or aggregate), we cannot assure you that such insurance will fully cover us against any claims by our customers. If a successful suit were brought against us, unavailability or insufficiency of insurance coverage could have a material adverse effect on our operations. Moreover, any adverse publicity arising from claims made against us, even if such claims were unsubstantiated and unsuccessful, could adversely affect our reputation and sales.


The unauthorized use of our proprietary information may have an adverse effect on our financial condition.

         We utilize various proprietary information in connection with the provision of our services and the manufacture and sale of our products. We have also developed processes and formulas with respect to cell and embryo culture media and reagents and gene expression systems that we believe are proprietary to us. To protect our proprietary information, we rely on the customary principles of "work-for-hire" and have entered into non-disclosure agreements with some of our employees. We cannot assure you, however, that our proprietary information will be adequately protected. If third parties infringe on our proprietary information, or independently develop the same type of proprietary information as ours, our financial condition may be adversely affected.


Defending against claims of intellectual property infringement could be expensive and could disrupt our business operations.

         We believe that our technology has been independently developed and does not infringe upon the proprietary rights of others. We cannot assure you, however, that our technology does not, and will not in the future, infringe upon the rights of third parties. We may be a party to legal proceedings and claims relating to the proprietary information of others from time to time in the ordinary course of our business. We may incur substantial expense in defending against these third-party infringement claims, regardless of their merit. A successful claim might subject us to substantial monetary liability and might require us to modify our products or obtain a license to develop our products. We may not have sufficient financial or other resources necessary to successfully defend a patent infringement or other proprietary rights action. We cannot assure you that we could modify our products or obtain a license to develop our products if forced to.


If we are unable to retain the services of several key management and technical employees, our operations may be adversely affected.

         Our success substantially depends on the performance, contributions and expertise of our senior management team, led by Thomas J. Livelli, President and Chief Executive Officer of Cell & Molecular Technologies and Kevin J. Lee, Ph.D., Executive Vice President for Research of Sentigen. The departure of Mr. Livelli, Dr. Lee or any key executive could have a material adverse effect on us. Our performance also depends on our ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as our ability to recruit qualified representatives for our contract sales services. If we are unable to attract and retain qualified personnel, our business, results of operations or financial condition could be adversely affected.

The market price of our common stock is highly volatile and there is currently only a limited trading market in our common stock.

         The market price of our common stock has been highly volatile and may continue to be volatile in the future. As a result of our stock price volatility, it is difficult to determine the true market value of our company. Additionally, in 2000, the average daily trading volume in our common stock was less than 2,700 shares. The lack of an active trading market could adversely affect the price of the common stock and your ability to sell shares of our common stock.


Possible additional issuances will cause dilution.

         While we currently have outstanding 7,146,274 shares of common stock, options to purchase an aggregate of 1,466,400 shares of common stock and warrants to purchase an aggregate of 44,810 shares of common stock, we are authorized to issue up to 20,000,000 shares and are therefore able to issue additional shares without being required to obtain stockholder approval. Thus, investors in our common stock could find their holdings drastically diluted, which if it occurs, means that they will own a smaller percentage.


We currently do not intend to pay cash dividends on our shares.

         We have never declared or paid any cash dividends on our common stock, nor do we intend on doing so in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition as well as other relevant factors. We currently intend to retain all earnings, if any, to finance our continued growth and the development of our business. Furthermore, our ability to declare or pay dividends may be limited in the future by the terms of any then-existing credit facilities, which may contain covenants that restrict the payment of cash dividends.


If we do not effectively manage our growth in the future, our operations could be disrupted or our financial condition could be impaired.

         Growth of our business may place a significant strain on our management systems and resources and may require us to implement new operating and financial systems, procedures and controls. The failure to manage our growth and expansion could adversely affect our business, results of operations and financial condition.


Our backlog may not be indicative of future results.

         Our backlog is based on anticipated net revenue from uncompleted projects that a customer has authorized. We cannot assure you that this backlog will be indicative of our future results. A number of factors may affect our backlog, including:

        o the variable size and duration of projects (some are performed over several years);

        o     the loss or delay of projects; and

        o     a change in the scope of work during the course of a project.


Our charter documents and Delaware law may inhibit a takeover of our company.

         Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. These provisions include, among others:

        o the right of the board to elect a director to fill a space created by the expansion of the board;

        o     the ability of the board to alter our bylaws; and

        o the ability of the board to issue series of preferred stock without stockholder approval.


                           Forward-looking Statements

         Some of the statements contained in this prospectus are forward-looking and may involve a number of risks and uncertainties. In some cases, you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," "could," "predict," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions. Our actual results could and likely will differ materially from these forward-looking statements for many reasons, including risks described above and appearing elsewhere in this memorandum. We cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this memorandum to conform them to actual results or to changes in our expectations.


                                 Use of Proceeds

         All the shares being offered by this prospectus are for the account of the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Some of the shares that will be sold by one of the selling stockholders, however, are issuable upon exercise of an outstanding warrant. If the warrant is fully exercised for cash, we will receive an aggregate of $268,860. We intend to use any proceeds from the exercise of the warrant for working capital and general corporate purposes.

                              Selling Stockholders

         The following table provides certain information about the selling stockholders' beneficial ownership of our common stock at May 8, 2001. This table is adjusted to give effect to the sale of all of the shares offered by the selling stockholders under this prospectus.

                                           Number of Shares                                   After Offering
                                             Beneficially                          -----------------------------------
                                             Owned Prior         Number of Shares    Number of Shares    % of Class
         Name                                to Offering            to be Sold      Beneficially Owned
----------------------------------------- ------------------- --------------------- ------------------- -------------
4446 Associates                                 40,000                 40,000              -0-              -0-
Marvin Azrak                                    21,000                 20,000             1,000              *
Frederick R. Adler (1)                        743,573(1)               40,000            703,573            9.6%
BMHC Development                                40,000                 20,000             20,000             *
Kevin Brownlee                                  40,000                 40,000              -0-              -0-
Stan Cayre Family Aurora Investment             25,000                 20,000             5,000              *
    Partnership
Abe Chehebar                                    41,000                 40,000             1,000              *
Joseph Chehebar                                 10,000                 10,000              -0-              -0-
Jack Dushey                                     20,000                 20,000              -0-              -0-
Financial Trust Company, Inc.                  333,334                333,334              -0-              -0-
Isaac M. Franco                                 10,000                 10,000              -0-              -0-
Eli Gindi, I.R.A.                               28,500                 28,500              -0-              -0-
Isaac Gindi                                     10,000                 10,000              -0-              -0-
Jack Gindi                                      10,000                 10,000              -0-              -0-
HBS Associates                                  10,000                 10,000              -0-              -0-
Isaac Raymond Associates                        10,000                 10,000              -0-              -0-
Miracle Enterprises                             12,000                 12,000              -0-              -0-
T&E Serure Realty                               10,000                 10,000              -0-              -0-
North Star Capital Partners, LLC                40,000                 40,000              -0-              -0-
Samuel A. Rozzi (2)                            507,525                 40,000            467,525            6.5%
Benny Shabtai                                   10,000                 10,000              -0-              -0-
Eddie Sitt                                      40,000                 40,000              -0-              -0-
Jeffrey Sitt                                    10,000                 10,000              -0-              -0-
Sitt Associates                                 40,000                 40,000              -0-              -0-
Theodore M. Serure (3)                         201,310                 44,810            156,500            2.2%
The Trustees of the Columbia University         75,000                 75,000              -0-              -0-
     in the City of New York

-------------------------------
*        Less than 1%.

(1) Frederick R. Adler has been a director since May 1996. Includes (i) 40,000 shares of common stock to be sold by Mr. Adler in this offering and (ii) 553,573 shares of common stock and 150,000 shares of common stock issuable upon exercise of presently exercisable stock options held by the Frederick R. Adler Intangible Asset Management Trust. Mr. Adler is deemed to beneficially own the shares held by the Frederick R. Adler Intangible Asset Management Trust for Federal securities laws purposes since Mr. Adler is the settlor and beneficiary of the trust. Mr. Adler disclaims beneficial ownership of these shares.

(2) Samuel A. Rozzi has been a director since January 1997 and was a director from 1991 until June 1996.

(3) Represents (i) 44,810 shares of common stock underlying a warrant issued to Mr. Theodore M. Serure as compensation for introducing to us investors who purchased shares of common stock in the private placement,
        (ii) 105,400 shares of common stock held of record by Mr. Serure's Individual Retirement Account, (iii) 15,000 shares of common stock held by Mr. Serure, (iv) 6,000 shares of common stock held by Mr. Serure's wife, and (v) 30,100 shares of common stock held of record by Renee Serure Custodian for Richard Serure, Mr. Serure's minor son.

        Other than The Trustees of Columbia University in the City of New York, all the selling stockholders acquired the shares of common stock offered under this prospectus as a result of a private placement we consummated in November 2000. The common stock is being included in this prospectus pursuant to registration rights that were granted to the selling stockholders in their respective subscription agreements.

        In connection with the private placement, we issued a warrant to Mr. Theodore M. Serure to purchase 44,810 shares of our common stock as compensation for introducing to us investors who purchased shares of common stock in the private placement. The warrant may be exercised at $6.00 per share until November 21, 2005. The exercise price and the number of shares of common stock issuable upon exercise of the warrant are subject to adjustment in some circumstances including a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrant is not subject to adjustment for issuance of common stock at a price below the exercise price of the warrant.

        The Trustees of the Columbia University in the City of New York acquired its shares of common stock pursuant to an exclusive license agreement, dated April 10, 2000, between the Trustees of the Columbia University and Sentigen Corp. The common stock is included in this prospectus pursuant to a "piggyback" registration right obligation contained in the license agreement.

        The registration rights granted to the selling stockholders provide that we and the selling stockholders indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933. In the opinion of the Securities and Exchange Commission, indemnification for these claims is against public policy, and therefore, is unenforceable.

        We are required to use our best efforts to have the registration statement, of which this prospectus is a part of, declared effective by the Securities and Exchange Commission and to be kept current and effective until all the shares covered by this prospectus are sold or can be sold freely under an appropriate exemption, without limitation.

                              Plan of Distribution

        The sale or distribution of the common stock may be effected directly to purchasers by the selling stockholders or by any donee, pledgee or transferee as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions, including:

        o       block trades;

        o       on any exchange or in the over-the-counter market;

        o in transactions otherwise than on an exchange or in the over-the-counter market;

        o through the writing of put or call options relating to the common stock;

        o       the short sales of the common stock;

        o       through the lending of such common stock;

        o through the distribution of the common stock by any selling stockholder to its partners, members or shareholders; or

        o       through a combination of any of the above.

Any of these transactions may be effected:

        o       at market prices prevailing at the time of sale;

        o       at prices related to such prevailing market prices;

        o       at varying prices determined at the time of sale; or

        o       at negotiated or fixed prices.

        If the selling stockholders effect transactions to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or purchasers. These discounts may be in excess of those customary for the types of transactions involved.

        The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters. Any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        Under the securities laws of some states, the common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

        Selling stockholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the requirements of that rule.

        We will pay all of the costs, expenses and fees incident to the registration of the common stock. The selling stockholders will pay the costs, expenses and fees incident to the offer and sale of the common stock to the public, including commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. Other than any amounts we receive from the selling stockholder on the exercise of his warrant, we will not receive any of the proceeds from the sale of any of the securities by the selling stockholders.


                         Price Range of Our Common Stock

        Our Common Stock is traded on the OTC Bulletin Board under the symbol SGHL. The following table sets forth the high and low bid prices for the common stock as reported on the OTC Bulletin Board for the periods indicated. The prices represent inter-dealer quotations, which do not include retail markups, markdowns or commissions and may not necessarily represent actual transactions. Our stock symbol changed from PCEL to SGHL in June 2000.

              Period                     High ($)        Low ($)
              -------                   ---------       --------

           Fiscal 2001

               Second quarter*          $   6.250      $   5.750
               First quarter            $   7.000      $   4.563

           Fiscal 2000

               Fourth quarter          $  10.5000      $  6.0000
               Third quarter               7.2500         4.2500
               Second quarter              6.2500         2.2500
               First quarter               6.3750         1.6250

            Fiscal 1999

                 Fourth quarter         $  2.1250      $  0.7500
                 Third quarter             2.8750         1.5000
                 Second quarter            2.2500         0.8750
                 First quarter             0.8750         0.8750


        *Through May 8, 2001

        On May 8, 2001, the average of the bid and ask prices for our common stock was $6.125, as reported by the OTC Bulletin Board. As of May 8, 2001, there were 7,146,274 shares of common stock outstanding. We believe that there are in excess of 300 beneficial owners of our common stock, whose shares are held of record or in street name.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations


Results of Operations


Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999

         Revenue for the year ended December 31, 2000 was $4,729,503 as compared to $3,916,581 for the year ended December 31, 1999. This $812,922 or 21% increase in revenues was the result of a $620,318 or 26% increase in contract revenue and a $192,604 or 13% increase in sales of goods.

         The increase in contract revenue is due to three factors: (i) a more effective sales and marketing program resulting from the addition of our business development director (ii) our contract research and development services offered in molecular biology, protein bio-chemistry, bio-processing and mouse genetics are transitioning from smaller, shorter-term projects to larger, long-term research partnerships which carry higher contract values and (iii) more aggressive High Throughput Screening programs with extended screening times which require more of our High Throughput Screening applications and technology development services.

         The increase in sales of goods was the result of three factors: (i) a more effective sales and marketing program, (ii) increased business from companies private labeling our media and (iii) an increased use of our Embryonic Stem lines.

         Income after direct costs for the year ended December 31, 2000 was $2,651,575 or a 56% margin, as compared to $2,124,638 or a 54% margin for the year ended December 31, 1999. The increase in margins was due to a more efficient utilization of facilities and headcount during the year and a shift towards higher margin contract research and development relationships.

         Research and development costs increased from $9,713 for the year ended December 31, 1999 to $689,303 for the year ended December 31, 2000. This increase was due to the research activities of Sentigen Corp. which was not in existence in 1999. Included in our research costs are the stock-based compensation costs of our Scientific Advisory Board which totaled $213,729 for the year ended December 31, 2000.

         Other operating expenses increased from $1,091,421 for the year ended December 31, 1999 to $1,497,641 for the year ended December 31, 2000. This increase of $406,220 or 37% was due to higher wages and increased sales and marketing expenses.

         Corporate activities resulted in net expense of $505,634 for the year ended December 31, 2000 as compared to a net expense of $382,390 for the year ended December 31, 1999. The increase of $123,244 or 35% is the result of increased gross wages and legal costs during the year.

         As a result of the foregoing, net income declined from $641,114 for the year ended December 31, 1999 to a net loss of $126,715 for the year ended December 31, 2000.


Comparison of Year Ended December 31, 1999 to Year Ended December 31, 1998

         Revenue for the year ended December 31, 1999 was $3,916,581 as compared to $2,127,233 for the year ended December 31, 1998. This 84% or $1,789,348 increase in revenue was a result of a $313,281 or 26% increase in sales of goods, plus by a $1,476,067 or 159% increase in contract revenue. During the year ended December 31, 1998, Moleular Cell Science was primarily focused on hiring and recruiting personnel and setting up laboratory space and an internal infrastructure to transition the majority of the research work from subcontractors to in-house. This staff up and build out period was completed late in 1998, which allowed the division to focus on aggressively promoting its services. This anticipated increase in contract revenue materialized during the year ended December 31, 1999.

         Income after direct costs for the year ended December 31, 1999 was $2,124,638 as compared to $668,976 for the year ended December 31, 1998. This $1,455,662 or 218% increase in income after direct costs was a result of a $221,126 or 40% increase from sales of goods, plus a $1,234,536 or 1095% increase from contract revenue. This increase from the contract revenue division was attributable to the more efficient utilization of manpower and material which was achieved as a direct result of a significant increase in research contracts which resulted in higher margins for the year ended December 31, 1999 as compared to the year ended December 31, 1998. The margins for the Specialty Media division increased for the year ended December 31, 1999 as compared to the year ended December 31, 1998 as a result of an increase in sales of higher gross profit items during the year ended December 31, 1999.

         Corporate activities for the year ended December 31, 1999 resulted in a net expense of $382,390 as compared to a net expense of $159,278 for the year ended December 31, 1998. This $223,112 net increase in expense resulted principally from increased selling, general and administrative expenses plus interest expense, partially offset by interest income, all of which resulted from Prime, and was only included from May 29, 1998 (upon the merger with Cell & Molecular Technologies) for the year ended December 31, 1998. These income and expense items attributable to Prime were included from January 1, 1999 for the year ended December 31, 1999.

         As a result of the foregoing, the net income increased to $641,114 for the year ended December 31, 1999 as compared to a net loss of ($698,674) for the year ended December 31, 1998.

         In conjunction with the consummation of the Cell & Molecular Technologies Merger on May 29, 1998, all of the outstanding shares of capital stock of Cell & Molecular Technologies were converted into an aggregate of 1,611,000 shares of common stock, par value of $.01 per share of Prime, representing approximately 26.4% (after consummation of the Merger) of Prime's issued and outstanding common stock. This transaction was accounted for as a reverse acquisition whereby Cell & Molecular Technologies was the acquirer for accounting purposes. The assets and liabilities were recorded at their historical amounts from the date of acquisition. The historical consolidated financial statements prior to May 29, 1998 are those of Cell & Molecular Technologies with all common stock data restated into the equivalent capital structure of Prime.


Liquidity and Capital Resources

         At December 31, 2000 the Company had $281,547 in cash, $10,417,369 in investment securities and working capital of $5,462,235.

         Net cash provided by operating activities was $421,319 for the year ended December 31, 2000 and $371,456 for the year ended December 31, 1999. This change is the result of the following: (i) Cell & Molecular Technologies increased its net cash provided by operating activities from $527,641 to $1,072,200, an increase of $544,559 or 103% (ii) Sentigen Corp. was formed in February of 2000 and used cash for operating activities totaling $400,402 and
(iii) cash used for corporate operating activities for the year ended December 31, 2000 increased $94,294 from $509,122 for the year ended December 31, 1999.

         Sentigen Corp. was formed in February of 2000 and is focusing completely on research and development activities. Our licensing agreement with The Trustees of the Columbia University in New York calls for us to contribute a minimum of $1,000,000 into Sentigen Corp. within one year of the date of the agreement or the Company must be involved in active negotiations to raise $1,000,000 in additional funding. We satisfied this provision through the consummation of our private placement in November 2000.

         Another provision of the agreement calls for a minimum of $50,000 per six month period or $100,000 per annual period to be spent on bona fide research and development of the patents and licenses subject to the agreement from the second through the fourth years of the agreement (April 2002 through April 2004) or the Company must be involved in active negotiations to raise $1,000,000 in additional funding. We believe that we have enough capital resources to meet the financial requirements of this provision for the following year.

         Five stockholders and one of their related parties advanced $500,000, in aggregate, to us during 1997. The promissory notes bear 5% simple interest, payable at maturity, and had an original due date of July 14, 2002. As a result of the CMT merger, the above loans' maturity dates were accelerated to May 1, 2000. During 1999, the stockholders agreed to extend the above loans' maturity date to May 1, 2001 and recently agreed to extend the maturity date of the loans until September 1, 2001. At March 31, 2001, the balance of stockholder loans, net of unamortized discount of $2,385, is $593,240.


Inflation

         Inflation has historically not had a material effect on the Company's operations.

                                    Business


Generally about us

         We are a holding company conducting business through our two wholly-owned operating subsidiaries, Cell & Molecular Technologies and Sentigen Corp. Cell & Molecular Technologies is comprised of a contract research organization that provides contract research and development services, and a research products organization that provides cell culture media and reagents and other research products to companies engaged in the drug discovery process. Sentigen Corp. is involved in scientific research to develop environmentally sound approaches to prevent insect crop damage and the spread of human diseases by impacting insect behavior.

         We were incorporated under the laws of the State of Delaware in May 1990 and, after having engaged in the acquisition and operation of different business entities subsequent to our initial public offering in August 1990, we commenced our current business operations when we acquired Cell & Molecular Technologies by a reverse merger in May 1998. Cell & Molecular Technologies was incorporated on May 6, 1997 to acquire all of the outstanding stock in each of Specialty Media, Inc. and Molecular Cell Science, Inc., two entities operating in the biotechnology and pharmaceutical industries since 1987 and 1991, respectively. Sentigen Corp. was formed on February 16, 2000. We changed our name to Sentigen Holding Corp. on June 23, 2000. Our ticker symbol on the OTCBB also changed from PCEL to SGHL in June 2000.

         We maintain our principal executive offices and our laboratory, manufacturing and office/warehouse facilities at 580 Marshall Street, Phillipsburg, New Jersey 08865. We also maintain a laboratory at 3960 Broadway, New York, New York 10032 and at 418 Industrial Drive, North Wales, Pennsylvania 19454. We also maintain administrative offices at 434 East Cooper Street, Aspen, Colorado 81611.


Cell & Molecular Technologies, Inc.

         Cell & Molecular Technologies is a Contract Research Organization specializing in: supporting the drug discovery process, including: High Throughput Screening applications; contract research services; and the development, production and marketing of specialty cell culture media. Through its scientific staff, technology focus and specialty medium, Cell & Molecular Technologies increases the efficiency of the drug discovery process of pharmaceutical, biotechnology, and biomedical research organizations and optimizes their investment in new technologies and chemistry.

         The majority of Cell & Molecular Technologies' customers are engaged in target identification, target validation, and target screening as steps in the drug discovery process. The proliferation of new targets and technologies to this process has shifted the resource priorities and research strategies of the entire drug discovery industry. This industry is also facing patent expirations, more stringent drug approval standards, and thinning product pipelines. As a result of these factors, the race for new targets, compounds and drug candidates has dramatically intensified. This new landscape has increased the demand for research talent, laboratory capacity, creative experimental design and tailored products. Collaboration with Cell & Molecular Technologies gives these companies access to the talent, capacity, creativity, products and services they need to accelerate their drug discovery programs, optimize their technology investments and gain competitive advantage in the new drug discovery landscape. Cell & Molecular Technologies operates through two divisions -- Molecular Cell Science and Specialty Media.

         Molecular Cell Science Division

         Cell & Molecular Technologies provides research and development services to the life sciences research and drug discovery communities. Cell & Molecular Technologies utilizes cost and time effective approaches in the delivery of its services which results in a high level of customer service. Cell & Molecular Technologies provides resources in:

         o       high throughput screening applications and assay development,

         o       molecular and cellular biology,

         o       protein bio-chemistry,

         o       bio-processing, and

         o       mouse genetics.

         Cell & Molecular Technologies' services are performed on a fee-for-service, fixed contract basis that provides for payments after specific research milestones are achieved. Research milestones are developed pursuant to the specific research goals of the customer. We do not receive residual or royalty payments for future discoveries or uses involving the materials or services provided to our customers.

         Cell & Molecular Technologies' proposals are based on collaborative discussions between the customer's research staff and Cell & Molecular Technologies' scientific staff. These discussions lead to detailed, milestone-based research proposals that are capable of being periodically modified based on the data collected during each research milestone. Cell & Molecular Technologies' dynamic, data-driven approach augments and complements the customer's own research and development efforts in a cost-and time-effective manner.

         Collaboration with Cell & Molecular Technologies gives customers access to scientific talent and laboratory capacity. Access to additional scientists and laboratory capacity augments our customer's implementation of new drug discovery technologies and methodologies. Cell & Molecular Technologies designs and performs its services to meet a customers specified research goals and quality standards. The following is a brief overview of the aforementioned services:

         High Throughput Screening applications and assay development. New drug discovery methods and technology investment is most evident in the advent of High Throughput Screening. High Throughput Screening utilizes sophisticated automation and robotics to screen large quantities of cells or proteins very rapidly. Through High Throughput Screening the drug discovery community is able to rapidly screen, identify and develop potential drug candidates for a large number of targets.

         Cell & Molecular Technologies provides whole cells, sub-cellular fractions, and purified proteins for High Throughput Screening and secondary assays. These cells and reagents are tested against the customers specified, stringent quality control standards to assure performance and reproducibility. The cells and reagents are delivered in the customer-prescribed format (bulk, multi-well plates, multiple aliquots, etc.). Customers receive cells or reagents on a regularly scheduled basis (daily, weekly) and in a format (96 well, 384 well plates) required for the customer's High Throughput Screening assays. Cell & Molecular Technologies' services ease the strain on the client's internal resources and enable customer's screening facilities and equipment to maintain maximum efficiency and usage times.

         Cell & Molecular Technologies' resources in molecular biology, gene cloning and expression, cell culture, and cell line development, enables it to provide customers with a multidisciplinary approach to their drug discovery needs. Cell & Molecular Technologies can transfer this technology back to its customers, or contract with the customer to perform the assay at Cell & Molecular Technologies' own facilities. Cell & Molecular Technologies' services also includes the design, establishment, and execution of quality control standards for the new assay system.

         Molecular and cellular biology. We offer an array of services to help clone, isolate and characterize genes from viral, prokaryotic or eukaryotic organisms. Cell & Molecular Technologies' services include: construction of custom cDNA libraries; single cell cDNA libraries; genomic DNA libraries; size selected, normalized, subtracted libraries and other custom gene libraries. In addition, Cell & Molecular Technologies provides expertise in molecular cloning and related functions. Cell & Molecular Technologies' custom services in this area allow our customers to specify the vector and cell or tissue source.

         Protein bio-chemistry. The drug discovery community demands ever increasing amounts and numbers of recombinant proteins for their High Throughput Screening programs, as well as, biochemical and biophysical studies. Cell & Molecular Technologies meets this demand through the production and purification of recombinant proteins from genetically-engineered hosts. Cell & Molecular Technologies offers expression of recombinant proteins in: Escherichia coli; Yeast; Mammalian Cells; Insect Cells and Baculovirus. Cell & Molecular Technologies also performs Expression Optimization Studies and Scale-up Process Development.

         Bio-processing. Cell & Molecular Technologies possesses multifaceted cell culture and fermentation capabilities and expertise, enabling it to produce whole cells, cellular fractions or biological molecules for research and assay purposes. Cell & Molecular Technologies has developed bioprocessing techniques and processes to move research cell lines to the manufacturing floor. Incorporating cell banking through upstream and downstream process development Cell & Molecular Technologies delivers a well-characterized process. Using its flexible cell culture facility, we prepare reagents derived from a broad range of host cell types (including whole cells, cellular fractions, or purified biomolecule proteins) properly formatted for further characterization or for use in screening assays.

         Cell & Molecular Technologies' facilities give it both adherent (flasks, roller bottles, cell factories) and suspension (spinners, bioreactors) culture capabilities as well as bioreactor capacity to 150 liters, fractionation and purification capabilities. Its facilities are well-equipped with a dynamic loop process water system (including ultrafiltration, carbon adsorption, multiple rounds of ion exchange, and double distillation), warm/cold rooms, laminar-flow hoods, centrifuges and cell cryopreservation and storage.

         Mouse genetics. The advent of transgenic mouse technology has allowed researchers to study the impact of gene deletions, mutations, and additions in a whole-animal system whose genetics are well understood and can be easily manipulated. Based on this premise, Cell & Molecular Technologies engineers mouse models of human diseases for use in the identification and validation of potential drug candidates. Cell & Molecular Technologies is able to construct sophisticated gene deletion and gene insertion models that can be used to study normal and abnormal gene functions by altering or mutating a specific gene in the mouse. Cell & Molecular Technologies offers quality-tested and proven embryonic stem cells (supplied by our Specialty Media division) from several strains of mice, including 129, C57BL6, and DBA1, as well as mitomycin-C treated mouse embryo fibroblast feeder cells. Cell & Molecular Technologies' animals are housed in a barrier facility under specific pathogen free conditions.


         Specialty Media Division

         Cell & Molecular Technologies develops, manufactures, and markets high quality research products including:

         o       Media and reagents for the culture of Mouse Embryos

         o       Murine Embryonic Stem cells and Reagents

         o       Reagents for gene transfer and expression

         o       Standard and custom formulated cell culture media

         Cell & Molecular Technologies also identifies and develops custom research products and reagents in response to customer feedback and as a result of our Molecular Cell Science Division services. Cell & Molecular Technologies manufactures and distributes the aforementioned products in the following research areas:

         Mouse Embryo Media. The genetic manipulation of early stage mouse embryos allows research scientists to develop animal models for disease states for the purpose of elucidating the function of genes which have similarities to human functions. Cell & Molecular Technologies manufactures media and reagents that support the growth of mouse embryos. In addition to "standard" formulations, Cell & Molecular Technologies has developed novel media formulations working in collaboration with Harvard University under NIH funded grants. While mouse embryo media have been traditionally manufactured as liquids, Cell & Molecular Technologies developed a powder format greatly extending the media's shelf life and opening the possibility for overseas shipment and distribution. Cell & Molecular Technologies has derived several unique Murine Embryonic Stem cell lines, as well as providing media and reagents qualified for the manipulation of Embryonic Stem cells.

         Unique Products for General Cell Cultures. A significant portion of the division's sales revenue is derived from several unique products. Cell culture freezing media enables researchers to cryogenically archive important cell lines for future use. Cell & Molecular Technologies' line of enzyme free cell dissociation solutions allows researchers to remove cells from the vessels on which they are grown while retaining the functionality of the proteins on their surface. This enables the cells to be used in assays which rely on cell surface receptors. Cell & Molecular Technologies also markets a kit containing all of the reagents necessary to introduce foreign genes into cells, genetically altering the cell line. Cell & Molecular Technologies directly markets these products and they are also sold by other companies under private label.

         Custom Media Manufacture. Researchers demand varying components and amounts of the nutrient broths in which cells are grown. Cell & Molecular Technologies produces custom formulations, with a minimum volume of only 2 liters. Cell & Molecular Technologies has the ability to formulate complex media in a timely fashion and in low volumes. Cell & Molecular Technologies believes that this low minimum volume ability has enabled it to enter a niche not otherwise occupied by the several larger companies advertising such custom capabilities.


Sentigen Corp.

         Sentigen is engaged in research to develop innovative, environmentally sound approaches to prevent insect crop damage and the spread of human disease by impacting insect behavior. Sentigen intends to provide a safe and effective alternative to pesticides without contaminating the environment or genetically modifying insects or crops, through its novel Aromatic Control (TM) process. Sentigen believes its process will enable identification of bioactive compounds that allow for specificity and effectiveness in insect control.

         Sentigen intends to biologically pinpoint insect receptors that control the sense of smell, the primary sense that drives insect behavior. Insects rely on this sense to locate food, human and animal hosts, and mates. This sense is highly adapted among different insects, and will enable Sentigen to develop wholly natural pest management solutions that selectively target detrimental insect species.

         Sentigen intends to first develop its Aromatic Control (TM) process for insects that affect the agricultural industry, as present methods, including pesticides and genetically modified foods, are becoming increasingly ineffective and controversial. Over the past decade, pesticides and genetically modified foods have been placed under intense scrutiny due to concerns over their adverse effects upon the environment and human health. Governments are increasingly regulating and prohibiting pesticides and genetically modified foods and public opposition has led to a significant increase in the market for organic foods.

         Sentigen also expects to develop a suite of products for the control of insects that affect human health. Recent outbreaks of mosquito-borne diseases, including West Nile encephalitis and dengue fever in the United States, as well as the appearance of pesticide-resistant disease carrying insects throughout the world have highlighted the need for safer and more effective insect control strategies in residential areas. Biting insects are also dependent on smell to locate human and animal prey, and Sentigen intends to utilize its Aromatic Control (TM) technology to develop environmentally friendly and novel approaches to combat the threat posed by these pests.

         Sentigen has an exclusive licensing agreement with The Trustees of Columbia University in the City of New York for worldwide rights to patent applications and intellectual property in the areas of chemosensation and olfaction. Columbia University is at the forefront of research in this field, and the license covers technologies arising from the initial discovery of vertebrate olfactory receptors and pheromone receptors and the identification of the first insect odorant receptors in the laboratory of Dr. Richard Axel at Columbia University. Sentigen also entered into a consulting agreement with Dr. Richard Axel, to become the chairman of Sentigen's Scientific Advisory Board. The other members of the Scientific Advisory Board are Cornelia Bargmann, Ph.D., a professor at the University of California, San Francisco and an Investigator for the Howard Hughes Medical Institute, Dr. Gerald M. Edelman, Director of The Neurosciences Institute, President of Neurosciences Research Foundation, Chairman of the Department of Neurobiology and Professor at The Scripps Research Institute. Leslie Voshall, Ph.D., an Assistant Professor and Head of Laboratory at the Rockefeller University, and Wendell Roelofs, The Liberty Hyde Bailey Professor of Insect Biochemistry at Cornell University's New York State Agricultural Experiment Station.


Customers


         Cell and Molecular Technologies, Inc.

         Cell & Molecular Technologies provides its products and services to: manufacturers in the biotechnology and pharmaceutical industries; hospitals; universities and other research institutions engaged in the drug discovery process.

         Molecular Cell Science. For the years ended December 31, 2000 and 1999, Merck & Co., Inc. accounted for approximately 35% of our total annual revenues. For the year ended December 31, 2000, Merck & Co. accounted for approximately 35% of our total receivables. For the year ended December 31, 1999, Merck & Co. and Meyer Pharmaceuticals LLP accounted for approximately 39% and 13% respectively of our total receivables. We believe that these customers will continue to account for a significant portion of our revenues in the 2001 and 2002 fiscal years. We cannot assure you, however, that these customers will continue to generate significant revenues and the loss of these, or any other significant customers could have a material adverse effect on our business.

         Specialty Media. For the years ended December 31, 2000 and 1999, there were no customers that accounted for more than 10% of our total annual revenue.


         Sentigen Corp.

         Sentigen Corp. was formed in February 2000 to develop innovative, environmentally sound approaches to prevent insect crop damage and the spread of human diseases by impacting insect behavior. Sentigen Corp. has not generated any revenues to date, and as a result has not had any customers whose revenue accounted for more than 10% of our total annual revenue. We believe that Sentigen Corp. will have customers that generate such revenue in the future. We cannot assure you; however, that this will actually occur, and if obtained, that these customers will generate continuing significant revenue streams in the future.

Sales and Marketing

         Our sales and marketing efforts to date are focused on Cell & Molecular Technologies. We anticipate a separate sales and marketing function will be needed to develop the business of Sentigen Corp.


         Cell and Molecular Technologies, Inc.

         Molecular Cell Science. The Molecular Cell Science Division has focused on providing basic and pre-clinical contract research and development. Given the rapid development of molecular biology techniques and the pace of innovation, we believe that the drug discovery community is now focusing on High Throughput Screening as opposed to more basic screening methodologies. We also believe that there is an increasing trend among companies in the drug discovery community to outsource segments of the High Throughput Screening process as well as other segments of the drug discovery process that occur after primary High Throughput Screening is completed. Such outsourcing is due to a variety of factors including:

         o the economies of scale necessary to maintain an efficient and effective High Throughput Screening program and remain competitive in the industry

         o the reduced "in-house" staffs resulting from corporate down-sizing and investments in automation and robotics

         o the expense and risk inherent in conducting segments of this process internally

         o the expanded capabilities and flexibility offered by third party research companies without the associated overhead

         The pattern for outsourcing among the drug discovery community has been to expand from pre-and post-approval activities, including clinical trial management, manufacturing, quality control and packaging, toward research and development. At the front end of the development process, drug discovery based on rapid-throughput synthesis and screening technologies is typically effected by very large companies. On the other end, smaller technology companies tend to provide access to "enabling" technologies that facilitate the process of target identification and lead compound synthesis and identification. Molecular Cell Science Division intends to address the perceived opportunity for a combination of these high-throughput discovery technologies and the relatively mature market for pre- and post-approval services. Because of the broad, multi-disciplinary range of customer needs during this phase of research and development, we believe that Molecular Cell Science Division' synthesis of multiple biologically based capabilities makes it well positioned in the industry. We believe that, through rapid growth by expanding state-of-the-art facilities, recruiting world class scientists, and developing and acquiring new technologies, Molecular Cell Science Division can benefit from the growing contract research market.

         Specialty Media. Specialty Media Division has directed its products to specialized aspects of the cell culture market. Specialty Media Division believes that, while the overall available revenue from this area is less than other areas of the market, the potential margins are greater. Moreover, in serving these areas, Specialty Media has built up significant customer loyalty and name recognition, despite relatively minimal marketing activities. Specialty Media's sales efforts are coordinated by its Chief Operating Officer, whose duties include oversight of production and development, direct sales and distributor arrangements. We also utilize the services of PGC Scientifics and VWR Scientific, national distributors of research products, which are responsible primarily for sales to customers not serviced regularly by management.


         Sentigen Corp.

         Sentigen Corp. is engaged in research to develop innovative, environmentally sound approaches to prevent insect crop damage and the spread of human disease by impacting insect behavior. Sentigen Corp. intends to provide a safe and effective alternative to pesticides without contaminating the environment or genetically modifying insects or crops, through its novel Aromatic Control(TM)process. For the year ended December 31, 2000, Sentigen Corp. has been focused on research and development and as a result has not conducted any sales and marketing activities.


Manufacturing, Suppliers and Inventory

         The manufacturing, order fulfillment and shipping functions for the Specialty Media division are accomplished at the Phillipsburg facility. The raw materials used in the manufacturing process are purchased from a variety of third-party suppliers. Cell & Molecular Technologies maintains adequate inventory at the Phillipsburg facility to support its direct sales needs.

         We believe that Molecular Cell Science has numerous alternative sources of supplies with respect to all critical components used in its collaborative research process.


Competition


         Cell and Molecular Technologies, Inc.

         Generally, Cell & Molecular Technologies competes with a combination of national and regional companies ranging from large companies engaging in contract research and development or reagent services to companies specializing in one particular aspect of research and development or media production. Some of these companies have captured a significant, and in certain cases controlling, share of the research products and the transgenic mouse outsourcing markets. Many competitors have achieved significant national, regional and local brand name and product recognition. These competitors also engage in frequent and extensive advertising and promotional programs, both generally and in response to efforts by other competitors entering the market or existing competitors introducing new products. Many of these companies have substantially greater financial, technical, marketing, personnel and other resources than Cell & Molecular Technologies.

         We believe that entry barriers to these markets are significant, involving the high costs of specialized scientific equipment, the need to recruit highly trained professional scientific staff with industrial and academic experience, and the ability to offer a wide range of services and expertise. The ability to compete successfully in the industry is affected by these and other factors, including without limitation price of services, ease of use, reliability, customer support, geographic coverage and industrial and general economic trends. In addition, research and development services involve customers dependent upon government grants and other institutional funding.

         We believe that Cell & Molecular Technologies can compete effectively based on its ability to provide its customers with both (i) Contract research and development Services for early stage/pre-clinical research and development in the pharmaceutical and biotechnology industries and (ii) the preparation of reagents for cell culture, molecular biology, and mouse genetics in the international academic and industrial research markets. The Company believes that, although there are a number of large competitors that have substantially greater resources than Cell & Molecular Technologies, such competitors have well established businesses in only one of these areas. Available contract research services have for the most part focused on delivering routine technology at low cost. These services have flourished because by maximizing the load on their equipment and labor resources, they can reduce the customer's in-house cost. Such economies of scale are achieved at a cost to the customer who remains for the most part responsible for defining protocol and overseeing its implementation to insure that the results are useable to the customer's in-house projects. In contrast, Cell & Molecular Technologies offers, in addition to the full range of research and development services, complete experimental design and consultation throughout the performance of its services.

         Molecular Cell Science. Cell & Molecular Technologies believes that the Contract research and development business can be divided into four markets, consisting of the (i) low end research and development, (ii) specialty research and development, (iii) high end research and development and (iv) technology platform research and development, as follows:

        (1) Low End research and development. Services performed in this market are characterized by low margins and strong competition and are technical and mechanical in nature. These services tend not to lead to higher end, more complex projects. This market is comprised of small local vendors, some of which have grown to cover larger markets. Cell & Molecular Technologies offers services in this area, including those offered by its competitors, usually as a part of a larger customer engagement.

        (2) Specialty research and development. Services performed in this market tend to be technically and/or target focused. These services can lead to new and more complex projects and have the opportunity to grow significantly in scope. The identification, validation and supply of High Throughput Screening targets is a rapidly growing segment of the Contract research and development business as illustrated by a significant increase in both inquiries and revenue in this area. We believe that Cell & Molecular Technologies is well positioned to participate in this market due to its breadth of technical expertise and its experience with existing High Throughput Screening clients. Cell & Molecular Technologies intends to expand its staff and facilities to maintain a strong competitive position in this area.

        (3) High End research and development. Services performed in this market tend to be high margin, highly skilled technical and mechanical matters, requiring significant intellectual input and problem solving and access to well recognized academics. These services often require the development of new high end technologies and lead to more complex projects. Such projects can be used as a platform for developing proprietary technologies. We believe that Cell & Molecular Technologies is well positioned to participate in this market, offering expert research services, consultation at all stages of the project and problem solving abilities

        (4) Technology Platform research and development. This market is comprised of companies which have based their business on performing drug screening and/or licensing their proprietary technology to companies for their in-house screening programs. These relationships are generally associated with significant licensing costs and downstream royalties. The application and/or licensing of such proprietary technology platforms involve large contracts and is highly competitive. Competition arises from the development of alternative and competing technologies designed to yield results ever more quickly and inexpensively. Cell & Molecular Technologies is active in this market as well, developing novel technology platforms through research performed for its own account, licensing arrangements as well as through collaborative small business research grants. Cell & Molecular Technologies' proprietary technologies are principally focused on the rapid identification, expression and characterization of genes and proteins for use in the screening and discovery of potential drug candidates in the biotechnology and pharmaceutical industries. Cell & Molecular Technologies is expanding this effort to include the engineering of cells and cell based reagents to facilitate their use with existing and emerging drug discovery platforms.

         Specialty Media Division. We believe that the Specialty Media Division market is dominated by a few very large companies with a number of minor participants. Historically, the revenue producers in the Specialty Media market have been a limited number (fewer than 20) of manufacturers of public-domain media formulations (mostly developed in the 1960's) and the Fetal Bovine Serum
(FBS) which has been used to supplement media. Cell & Molecular Technologies believes that mostly price-based competition exists in this area.

         Sentigen Corp.

         Sentigen Corp. is engaged in research to develop innovative, environmentally sound approaches to prevent insect crop damage and the spread of human disease by impacting insect behavior. Sentigen Corp. intends to provide a safe and effective alternative to pesticides without contaminating the environment or genetically modifying insects or crops, through its novel Aromatic Control(TM)process. We believe Sentigen

         Corp.'s process will enable identification of bioactive compounds that allow for specificity and effectiveness in insect control.

         Sentigen Corp. has not yet developed an actual product or generated any revenues. The Company's future competitive position depends on its ability to develop a product that will be more economically feasible and at the same time more effective than the elements of a traditional integrated pest management strategy. While we believe that the Sentigen Corp. approach is unique and provides a new technological solution which resolves environmental and public health issues; pesticide manufacturers, genetic engineers and introductory biologically based solution companies are still considered competitors of our solution.

         Pesticide manufacturers. In order to alleviate growing negative public opinion, many pharmaceutical and chemical companies have spun off pesticide divisions, and are publicly proposing to manufacture "greener" products. At this point, however, the research and development budget of pesticide companies remains primarily focused on their core business of pesticides.

         Genetic engineers. Genetically modified varieties of corn, cotton and potatoes are currently grown that produce their own insecticide. In the mid 1990s, many farmers switched to these "super-seeds," allowing genetically altered corn and soybeans to enter into the worldwide marketplace quietly. Recently, various sicknesses and health problems have been caused by the use of these seeds. As a result, this solution has become increasingly controversial.

         Biologically based solutions. Biologically based solutions, such as pheromone mating disruption, represent considerably safer alternatives to pesticides and genetically modified foods. However, these technologies have been risky and difficult to produce.


Government Regulation

         We are subject to many laws and governmental regulations and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

         Environmental regulation. Our operations are subject to various evolving federal, state and local laws and regulations relating to the protection of the environment, which laws govern, among other things, emissions to air, discharges to ground, surface water, and groundwater, and the generation, handling, storage, transportation, treatment and disposal of a variety of hazardous and non-hazardous substances and wastes. Federal and state environmental laws and regulations often require manufacturers to obtain permits for these emissions and discharges. Failure to comply with environmental laws or to obtain, or comply with, the necessary state and federal permits can subject the manufacturer to substantial civil and criminal penalties. Cell & Molecular Technologies operates a manufacturing facility and Sentigen Corp. operates a laboratory facility. Although we believe that these facilities are in substantial compliance with all applicable material environmental laws, it is possible that there are material environmental liabilities of which we are unaware. If the costs of compliance with the various existing or future environmental laws and regulations, including any penalties which may be assessed for failure to obtain necessary permits, exceed our budgets for those items, our business could be adversely affected. In addition, liability to third parties could have a material adverse effect on our business.

         Potential environmental cleanup liability. The Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, and many similar state statutes, impose joint and several liability for environmental damages and cleanup costs on past or current owners and operators of facilities at which hazardous substances have been discharged, as well as on persons who generate, transport, or arrange for disposal of hazardous wastes at a particular site. In addition, the operator of a facility may be subject to claims by third parties for personal injury, property damage or other costs resulting from contamination present at or emanating from property on which its facility is located. Furthermore, certain business operations of Cell & Molecular Technologies also involve shipping hazardous waste off-site for disposal. As a result, we could be subject to liability under these statutes. Furthermore, we cannot assure you that we or our subsidiaries will not be subject to liability relating to manufacturing facilities owned or operated by us currently or in the past.

         Permits. In connections with its business operations, Cell & Molecular Technologies has obtained permits from the New Jersey Department of Environmental Protection as both a hazardous waste and medical waste generator. Cell & Molecular Technologies believes that its compliance with these regulations, however, is on a voluntary basis inasmuch as its operations produce insufficient levels of chemical waste. We further believe that none of its medical waste is deemed infectious. In addition, Cell & Molecular Technologies has obtained a permit from the Nuclear Regulatory Commission for the use of radioisotopes in connection with its research functions.

         Other regulations. In addition to the foregoing, we may be subject to various other federal, state and local regulatory and licensing requirements as the same are promulgated from time to time by the Environmental Protection Agency, Food and Drug Administration, Nuclear Regulatory Commission, the New Jersey Department of Environmental Protection and other federal, state and local regulatory agencies. Failure on our part to comply with any of these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We have made, and will continue to make, capital and other expenditures necessary to monitor and to comply with any applicable regulations. For the year ended December 31, 2000, we did not have to make any material expenditures with respect to such matters.


Trademarks, Proprietary Information and Patents

         We utilize certain proprietary information in connection with the provision of our services and the manufacture and sale of our products, including processes and formulas with respect to cell and embryo culture media and reagents, and gene expression systems that we believe are proprietary to us. We rely on customary principles of "work-for-hire" as well as technical measures to establish and protect the ideas, concepts, and documentation of our proprietary technology and know-how and, in certain instances, have entered into non-disclosure agreements with our employees. Such methods, however, may not afford complete protection, and we cannot assure you that third parties will not independently develop such know how or obtain access to our know-how, ideas, concepts, and documentation. Although we believe that our technology has been developed independently and does not infringe on the proprietary rights of others, we cannot assure you that the technology does not and will not so infringe or that third parties will not assert infringement claims against us in the future. In the case of infringement, we would, under certain circumstances, be required to modify our products or obtain a license. We cannot assure you that we will have the financial or other resources necessary to successfully defend a patent infringement or other proprietary rights infringement action or that we could modify our products or obtain a license if we were required to do so. Failure to do any of the foregoing could have a material adverse effect on our business. If our products or technologies are deemed to infringe upon the rights of others, we could be liable for damages, which could have a material adverse effect on us.


         Cell & Molecular Technologies

         During 1999, Cell & Molecular Technologies was awarded a trademark, EmbryoMax(R), by the United States Patent and Trademark Office with respect to one of its products. The EmbryoMax(R) trademark pertains to Specialty Media's mouse embryo culture media and reagents offered by Specialty Media to support the generation of transgenic mice.

         Sentigen Corp.

         Sentigen Corp. entered into an exclusive licensing agreement with Columbia University in the City of New York for worldwide rights to patent applications and intellectual property in the areas of chemosensation and olfaction.


Product Liability

         As a manufacturer of certain products, we may be exposed to product liability claims by consumers. We have obtained product liability insurance coverage in the aggregate amount of $2 million ($1 million per occurrence), and an umbrella policy that provides a $10 million coverage (per occurrence or in the aggregate). Although we believe that this amount of insurance is sufficient, we cannot assure you that it will provide coverage for any claim against us or will be sufficient to cover all possible liabilities. In the event a successful suit is brought against us, unavailability or insufficiency of insurance coverage could have a material adverse effect on our operations. Moreover, any adverse publicity arising from claims made against us, even if such claims were not successful, could adversely affect the reputation and sales of our products and services.


Employees

         As of December 31, 2000, We had thirty-one (31) full-time and five (5) part-time employees. Of such employees: four (4) are executive employees; two
(2) are engaged in customer support; twelve (12) (including 2 part-time employees) are engaged in contract research and development; five (5) (including 1 part-time employee) are engaged in media production; five (5) (including 1 part-time employee) are engaged in research and development activities; one (1) is engaged in sales and marketing; two (2) (including 1 part-time employee) are engaged in warehousing, shipping and receiving; and five (5) are engaged in accounting and administration.

         We also retained the services of a management consultant on a full time basis at a fee of $500 per week plus expenses incurred by the consultant on behalf of our Company.

         We entered into consulting agreements with our Scientific Advisory Board. Members of our Scientific Advisory Board are not considered employees of our Company.

         None of our employees are covered by collective bargaining agreements. We believe that we have a good relationship with our employees.


History of Sentigen Holding Corp.

         We were incorporated under the laws of the State of Delaware in May 1990 under the name Prime Cellular, Inc. to provide management services, including business planning, marketing, engineering, design and construction consulting services, to rural service area cellular telephone licensees. However, preferences of owners of construction permits and the deterioration in general economic conditions subsequent to Prime's initial public offering in early August 1990 negatively impacted Prime's business plan and Prime soon determined that it was prudent for it to explore other uses for Prime's funds.

         Prime initially analyzed potential investments in debt and equity instruments of entities involved in either the cellular or related industries and subsequently expanded its search to include entities involved in non-cellular operations.

         On June 11, 1996, a wholly-owned subsidiary of Prime consummated a merger (Bern Merger) with Bern Associates, Inc. (Bern) pursuant to a Merger Agreement, dated May 14, 1996 (Bern Agreement), by and among Prime, its subsidiary, Bern and all of the stockholders of Bern. Bern's business consisted principally of designing, installing, maintaining, servicing and supporting computer systems to enable regional telephone companies to provide Internet access to their subscribers as well as developing Internet related software.

Bern offered its customers an integrated Internet access solution comprised of off-the-shelf computer hardware and accessories, systems integration, billing software and twenty-four hour subscriber support. Bern also provided network management services to regional telephone companies already offering Internet access. After the Bern Merger, Prime's subsidiary changed its name to "Bern Communications, Inc." (Bern Communications). The Merger was accounted for as a reverse acquisition whereby Bern Communications was treated as the acquirer for financial reporting purposes. From June 11, 1996 until November 30, 1997, Bern Communications was the sole operating entity of Prime.

         On August 28, 1997, Prime entered into a settlement with former stockholders of Bern for alleged breaches of certain representations and warranties made by the Bern stockholders with respect to the Bern Merger as well as for on-going disputes concerning the operations and direction of the business of Bern Communications. Pursuant to the settlement, Prime (i) purchased all of the shares of common stock in Prime held by the Bern Stockholders as a result of the Prime Merger, at a purchase price of $.50 per share (the market price on the date of such purchase), aggregating 676,937 shares of common stock for an aggregate amount of $338,469, (ii) transferred to certain Bern Stockholders all right and title to the intellectual property rights with respect to the computer software program WEBSITENOW and certain computer hardware used in the development of such software program. In exchange, such Bern Stockholders signed a general release and, to the extent applicable, confirmed their prior resignations as officers and/or directors of the Company and/or Bern Communications as well as terminated their respective options to purchase the Company's Common Stock. All shares acquired by the Company pursuant to the settlement were canceled, effective as of August 28, 1997.

         Following the settlement, Bern Communications ceased soliciting further opportunities or engaging in any further consulting services in connection with its integrated Internet access system. Moreover, all sales of computer hardware and/or software of Bern Communications were discontinued effective as of the settlement. Bern Communications did nevertheless continue to provide help desk functions as well as network management services pursuant to its existing contractual arrangements. All such contractual arrangements were terminated on or about November, 1997.

         On May 29, 1998, a newly formed wholly-owned subsidiary of Prime acquired, by merger, Cell & Molecular Technologies. Pursuant to the Merger Agreement, dated May 29, 1998, the subsidiary was merged into Cell & Molecular Technologies and all of the outstanding shares of capital stock of Cell & Molecular Technologies were converted into an aggregate of 1,611,000 shares of Common Stock, par value $.01 per share, of Prime (Cell & Molecular Technologies Merger), representing approximately 26.4% (after consummation of the Cell & Molecular Technologies Merger) of Prime's issued and outstanding Common Stock. The Cell & Molecular Technologies Merger was accounted for as a reverse acquisition whereby Cell & Molecular Technologies was treated as the acquirer for financial reporting purposes. In connection with the Cell & Molecular Technologies Merger, the Company changed its fiscal year end from May 31, to December 31, which year end corresponds with the fiscal year end for Cell & Molecular Technologies.

         On December 22, 1998, each of Prime Cellular of Florida, Inc. and Bern Communications, Inc., as wholly-owned subsidiaries of Prime no longer conducting business, merged with and into Prime pursuant to a short-form affiliate merger.

        Sentigen Corp. was formed by Prime in February of 2000. Prime changed its name to Sentigen Holding Corp. on June 23, 2000, at which time our ticker symbol changed to SGHL.

         In November 2000, we consummated a private offering in which we sold 863,834 shares of our common stock, at $6.00 per share, for aggregate gross proceeds of $5,183,004.

Properties

         Since June 1998, our executive offices have been located at 580 Marshall Street, Phillipsburg, New Jersey 08865 (the Phillipsburg facility). The Phillipsburg facility consists of approximately 6,651 square feet of laboratory, manufacturing and office/warehouse space. The property is owned by our wholly-owned subsidiary, Cell & Molecular Technologies. The Phillipsburg facility was acquired in connection with the Cell & Molecular Technologies Merger subject to a mortgage and note, dated February 10, 1997, in the aggregate principal amount of $287,600. As of December 31, 2000, the balance due under the note is $266,846. We also lease approximately 750 square feet of administrative office space at 445 Marshall Street, Phillipsburg, New Jersey 08865. Our rental expense for the administrative office space for the year ended December 31, 2000 was $12,000.

         We conduct Sentigen Corp.'s research and development activities from a leased facility totaling approximately 2,000 square feet at 3960 Broadway, New York, New York 10032. Our rental expense for the space was $38,391 for the year ended December 31, 2000. The lease expires in April 2002, but contains extension options through May 2003.

         We also lease approximately 980 square feet of administrative office space at 434 East Cooper Street, Aspen, Colorado 81611. Our rental expense for this property was $32,929 for the year ended December 31, 2000. Our lease expires in April 2001 and we are currently negotiating a new two-year extension.

         On March 22, 2001, Cell & Molecular Technologies signed a three-year lease for approximately 3,000 square feet of laboratory space at 418 Industrial Drive, North Wales, Pennsylvania 19454. This space is to accommodate growth opportunities for Cell & Molecular Technologies' High Throughput Screening applications and assay development services. Rental expense on this property is $1,500 per month.

         We routinely evaluate our facilities for adequacy in light of our plans for growth in various geographic markets. Our plans may require us to lease additional facilities in the future. We are currently evaluating the economic and competitive feasibility of expanding Cell & Molecular Technologies' operating facilities. We are currently in negotiations to lease an additional 6,500 square feet in Phillipsburg, New Jersey.


Legal Proceedings

         As of May 8, 2001, we were not a party to any litigation.

                          Management and Key Employees

         The following are our current executive officers, directors and key employees:

             Name                Age                                 Position

Executive Officers and Directors:

     Joseph K. Pagano       55  President, Chairman of the Board and Director

     Fredrick B. Rolff      29  Chief Financial Officer, Treasurer, Secretary,
                                and Vice President - Finance

     Thomas Livelli         48  Director and President and Chief Executive
                                Officer of Cell & Molecular Technologies

     Frederick R. Adler     75  Director

     Brett Fialkoff         34  Director

     Joel M. Pearlberg      63  Director

     Samuel A. Rozzi        55  Director

Key Employees:

     Kevin J. Lee, Ph.D.    38  Executive Vice President - Research, Sentigen
                                Corp.

     Richard Malavarca      47  Chief Operating Officer and Vice President of
                                Cell & Molecular Technologies

         Joseph K. Pagano has served as our President since June 1994. Mr. Pagano has also served as a Director since 1991, as Chairman of the Board since June 1996 and as Chief Financial Officer from June 1994 until July 1996. From 1991 until April 1999, we had engaged Mr. Pagano as a consultant, commencing an employment relationship thereafter. Mr. Pagano has been a private investor for more than the past five years. Mr. Pagano has been active in venture capital for over 20 years, with investments in a wide variety of industries, including, among others, computers, medical equipment, biotechnology, communications, retailing and outsourcing. He was a founding investor in Ribi Immunochem, one of the earliest biotechnology companies to go public and one of the first to focus on cancer vaccines. He participated in and arranged early financing with Amcell Cellular Communication, which was sold to Comcast. He was a founding investor of NMR of America, the first MRI center business to go public and was also a founding Director of Office Depot, the first office warehouse to go public.

         Fredrick B. Rolff, has served as our Chief Financial Officer, Treasurer, Secretary and Vice President - Finance since January 2001. Prior to joining our company, Mr. Rolff was Director, Financial Strategy for Rare Medium Group, Inc. (Nasdaq: "RRRR") an internet development and venture capital firm from April 1999 until November 2000. From September 1993 until January 1998, Mr. Rolff was employed by the Financial Services Group at KPMG LLP where he assisted European reinsurance companies with U.S. accounting and reporting standards. Mr. Rolff earned an MBA in Finance from Fordham University in 1999 and a BS in Accounting from Villanova University in 1993. Mr. Rolff is a Certified Public Accountant and a candidate in the Chartered Financial Analyst program. Mr. Rolff is the nephew of Samuel A. Rozzi.

         Thomas Livelli has been a Director since June 1998. He has been the President and Chief Executive Officer of Cell & Molecular Technologies since May 1997. He was also President of Cell & Molecular Technologies' predecessor companies from 1987 until May 1997. From January 1986 until July 1997, Mr.

Livelli was a laboratory manager at the Howard Hughes Medical Institute at Columbia University. Prior to 1986, Mr. Livelli worked at Merck Research Laboratories and Cistron Biotechnology, directing their respective gene expression programs. While at Cistron, Mr. Livelli was a visiting scholar at Columbia University. Mr. Livelli maintains a part-time faculty appointment at Columbia University College of Physicians & Surgeons in the Department of Neurobiology and Behavior.

         Frederick R. Adler has been a Director since May 1996. Mr. Adler is Managing Director of Adler & Company, a venture capital management firm he organized in 1968, and a general partner of its related investment funds. Since January 1996, Mr. Adler has been of counsel to the law firm of Fulbright & Jaworski L.L.P. and was a senior partner in the firm for more than five years prior to that. Mr. Adler is also chairman and director of Shells Seafood Restaurants, Inc. as well as a director of various private companies. Mr. Adler is a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center (New York, NY) and a member of the Dean's Advisory Board of the Harvard Law School (Cambridge, MA).

         Brett Fialkoff has been a Director since February 2000. Since 1993, Mr. Fialkoff has been associated with Performance Capital, LP, a broker-dealer, and certain of its affiliates.

         Joel M. Pearlberg has been a Director since February 2001. Mr. Pearlberg is General Partner of Steinhardt Partners, L.P., a private hedge fund he joined in January 1991. Mr. Pearlberg graduated from New York University with a B.S. in Accounting and is a Certified Public Accountant. In 1962, he joined the public accounting firm of Harry Goodkin & Co. where he rose to the position of Managing Partner. In April 1983, he started the firm of J.M. Pearlberg & Company, a public accounting firm specializing in investment partnerships, security taxation and tax planning for high net worth individuals. In April 1989, he joined HPB Associates, L.P., a private investment partnership as controller.

         Samuel A. Rozzi has been a Director since January 1997. He previously served as a Director from 1991 until June 1996. Mr. Rozzi has been the President of Corporate National Realty, Inc., a corporate real estate brokerage and services firm, since September 1988. Mr. Rozzi is the uncle of Fredrick B. Rolff.

         Kevin J. Lee, Ph.D. has served as the Executive Vice President - Research for our wholly owned subsidiary, Sentigen Corp. since March 2000. Since 1985, Dr. Lee has been using molecular genetic techniques to study neurobiology in the fruit fly Drosophila melanogaster and the mouse at various universities including the University of California and the Massachusetts Institute of Technology. When working with Drs. Lily and Yuh Nung Jan at the University of California at San Francisco, he was involved in the cloning of the Shaker potassium channel gene. Dr. Lee was also a pioneer in the development of enhancer trapping, a technique that has had a profound impact on gene discovery and analysis in Drosophila. In subsequent work with Dr. Hermann Steller at MIT, he used these techniques to analyze the development of the visual system in the fruit fly. Dr. Lee is a graduate of the University of Michigan and MIT, Dr. Lee was a postdoctoral fellow and an Associate Research Scientist in the Center for Neurobiology and Behavior at Columbia University where he worked with Dr. Thomas Jessell. Dr. Lee was a National Science Foundation fellow at MIT and a Life Sciences Foundation Fellow of the Howard Hughes Medical Institute at Columbia University.

         Richard Malavarca has been Vice President of Cell & Molecular Technologies and its predecessor company since 1987 and Chief Operating Officer of Cell & Molecular Technologies since January 2000. Mr. Malavarca served as a director from June 1998 to December 2000. Prior to May 1987, Mr. Malavarca worked at the Harvard Medical School, The Roche Institute for Molecular Biology, Merck Research Laboratories and Cistron in basic research involving developmental biology, molecular and cell biology.

         Directors are elected annually by the stockholders. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Scientific Advisory Board

         In connection with the formation of Sentigen Corp. we created a Scientific Advisory Board consisting of leading scientists in the field of olfaction and chemosensation. The scientific advisory board generally advises us concerning long-term scientific planning, research and development, and also evaluates our research programs, recommends personnel to us and advises us on specific scientific and technical issues. The scientific advisory board formally meets at least once per quarter, and some individual scientific advisors consult with and meet informally with us on a more frequent basis. Our scientific advisors were granted options to purchase shares of our common stock and we have entered into consulting agreements with them. None of our scientific advisors is employed by us, and any or all of our advisors may have commitments to or consulting or advisory contracts with their employers or other entities that may conflict or compete with their obligations to us. The members of our scientific advisory board are:

Dr. Richard Axel             Professor at Columbia University and an
                             Investigator for the Howard Hughes Medical
                             Institute

Cornelia Bargmann, Ph.D.     Professor at the University of California, San
                             Francisco and an Investigator for the Howard
                             Hughes Medical Institute

Dr. Gerald M. Edelman        Director of The Neurosciences Institute, President
                             of Neurosciences Research Foundation, Chairman of the Department of Neurobiology and Professor at The Scripps Research Institute

Wendell L. Roelofs, Ph.D.    Liberty Hyde Bailey Professor of Insect
                             Biochemistry at Cornell University's New York State
                             Agricultural Experiment Station

Leslie Voshall, Ph.D.        Assistant Professor and Head of Laboratory at the
                             Rockefeller University

         Dr. Richard Axel is the chairman of our Scientific Advisory Board. Dr. Axel is a graduate of Columbia College and The John Hopkins School of Medicine. In early work, Dr. Axel and his colleagues developed gene transfer techniques that permitted introduction of virtually any gene into any cell, allowing analysis of gene function in vivo. These experiments in cell transformation led to the isolation and functional analysis of the gene for the T-cell surface protein, CD4, the cellular receptor for HIV.

         More recently, Dr. Axel has been applying the techniques of molecular biology to problems in neurobiology and his work has been largely concerned with the molecular logic of olfactory perception. This research has provided important insights into how the recognition of odors is translated into an internal representation of sensory quality in the brain.

         In recognition of his work in molecular genetics, Dr. Axel has received numerous awards: the Passano Foundation Young Scientist Award, the Alan T. Waterman Award from the National Science Foundation, the Eli Lilly Award in Biological Chemistry, the New York Academy of Sciences Award in Biological and Medical Sciences, the Lounsbery Award from the National Academy of Sciences, the John Jay Award from Columbia University, and the Science Pour L'Art Award, LMVH, Paris. Dr. Axel was the 1996 co-recipient of the Unilever Science Award, and in 1997 was the co-recipient of the Rosenstiel Award. In 1998, he received the Bristol Meyers Squibb Award for Excellence in Neuroscience, and in 1999, the Hamilton Medal from Columbia University. Dr. Axel is a member of the National Academy of Sciences, and the American Academy of Arts and Sciences.

         Cornelia Bargmann, Ph.D. did her graduate work with Dr. Robert Weinberg at the Whitehead Institute for Biomedical Research, where she participated in the discovery of several human oncogenes, and her postdoctoral work with Dr. H.
R. Horvitz at MIT, where she characterized chemosensory responses of the nematode C. elegans.

         Her work focuses on olfactory signaling mechanisms and on the genetics of behavior. Her lab's experimental approach combines behavioral approaches with classical genetics and molecular biology. Dr. Bargmann's lab was the first to identify an odorant receptor that recognizes a specific odor, and to demonstrate that the loss of the receptor led to a behavioral defect in the odor response. The lab demonstrated that the behavioral response to an odor is encoded by the olfactory neuron, and that misexpressing an odorant receptor in an inappropriate neuron can alter the behavioral response to the odor. In addition, the lab has characterized the genetic basis of natural behavioral variation, identifying a neuropeptide receptor as the regulator of a social feeding response.

         Dr. Bargmann has been the recipient of numerous prizes and awards for her research, including the Charles W. Herrick Award, the W. Alden Spencer Award, and the Takasago Award. She serves as an editor of the scientific journals Cell, Neuron, and Genes and Development, and as a scientific advisor to the Klingenstein Fund for Epilepsy Research, the National Institutes of Neurological Disorders and Stroke, and the Damon Runyon-Walter Winchell Cancer Research Fund.

         Dr. Gerald M. Edelman has made significant research contributions in biophysics, protein chemistry, immunology, cell biology, and neurobiology. His early studies on the structure and diversity of antibodies led to the Nobel Prize for Physiology in 1972. He then began research into the mechanisms involved in the regulation of primary cellular processes, particularly the control of cell growth and the development of multicellular organisms. He has focused on cell-cell interactions in early embryonic development and in the formation and function of the nervous system. These studies led to the discovery of cell adhesion molecules (CAMs), which have been found to guide the fundamental processes by which an animal achieves its shape and form, and by which nervous systems are built. One of the most significant insights provided by this work is that the precursor gene for the neural cell adhesion molecule gave rise in evolution to the entire molecular system of adaptive immunity.

         Dr. Edelman has formulated a detailed theory to explain the development and organization of higher brain functions in terms of a process known as neuronal group selection. This theory was presented in his 1987 volume Neural Darwinism, a widely known work. Dr. Edelman's continuing work in theoretical neuroscience includes designing new kinds of machines, called recognition automata, that are capable of carrying out tests of the self-consistency of the theory of neuronal group selection and promise to shed new light on the fundamental workings of the human brain. A new, biologically based theory of consciousness extending the theory of neuronal group selection is presented in his 1989 volume The Remembered Present. His most recent book, Bright Air, Brilliant Fire, published in 1992, continues to explore the implications of neuronal group selection and neural evolution for a modern understanding of the mind and the brain.

         Dr. Edelman was born in New York City in 1929. He earned his B.S. degree at Ursinus College and an M.D. at the University of Pennsylvania. He spent a year at the Johnson Foundation of Medical Physics, and after a medical house officership at the Massachusetts General Hospital, he served as a Captain in the Army Medical Corps. In 1960 he earned his Ph.D. at The Rockefeller Institute (now University). In addition to the Nobel Prize, Dr. Edelman has been the recipient of numerous awards and honors, including many honorary degrees. He is a member of the National Academy of Sciences, the American Philosophical Society, and several foreign societies, including the Academy of Sciences, Institute of France. He is author of over 450 research publications.

         Wendell L. Roelofs, Ph.D. was born in 1938 in Orange City Iowa. He obtained a B.S. in Chemistry in 1960 from Central College in Pella, Iowa, and a Ph.D. in Organic Chemistry in 1964 from Indiana University. He served at the Massachusetts Institute of Technology as a postdoctoral fellow in Chemistry and then as an Assistant Professor at Cornell University Entomology Department's Agricultural Experiment Station, where he currently serves as The Liberty Hyde Bailey Professor of Insect Biochemistry. For three decades Dr. Roelofs' research efforts have led to promising non-pesticidal, sustainable pest management technologies based on behavioral, physiological and biochemical insect traits. Dr. Roelofs research has identified pheromone blends of more than 50 major agricultural pests. These advances have led to a worldwide pheromone industry worth over $100 million. Dr. Roelofs received the Kenneth A. Spencer Award in Food and Agricultural Chemistry from the American Chemical Society in February 2001. Dr. Roelofs has received numerous other awards for his research efforts including: Alexander Humbolt Award, The Wolf Foundation Prize in Agriculture and The National Medal of Science. He is author or co-author of over 320 research publications.

         Leslie Voshall, Ph.D. was a postdoctoral fellow and Associate Research Scientist at the Center for Neurobiology and Behavior at Columbia University, where she worked with Dr. Richard Axel. In her work at Columbia, she identified the Drosophila odorant receptors and made pioneering contributions to the molecular genetics of insect olfaction. She graduated with an A.B. in Biochemistry from Columbia University, where she was a John Jay Scholar. Her Ph.D. work was conducted at the Rockefeller University, and involved the study of the behavior genetics of biological rhythms.


Board of Directors' Meetings and Committees

         During 2000, the board of directors met three times in person and acted by unanimous consent eight times.

         The audit committee was established in April 2000 and is currently comprised of Frederick R. Adler, Samuel A. Rozzi and Brett Fialkoff. The responsibilities of the audit committee include, in addition to other duties specified in their charter and as the board of directors may specify:

         o reviewing and reassessing the adequacy of their charter annually and recommending any proposed changes to the board for approval;

         o reviewing the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements;

         o reviewing an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

         o meeting periodically with management to review our major financial risk exposures and the steps management has taken to monitor and control such exposures;

         o reviewing major changes to our auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

         o recommending to the board the appointment of the independent auditor; and reviewing all related party transactions on an ongoing basis for potential conflict of interest situations.

         We do not have a standing nominating or compensation committee.

         Directors receive no cash compensation for serving on our board of directors or for attending board or committee meetings. However, non-employee directors are eligible to be granted non-incentive stock options under our 2000 Performance Equity Plan.


Limitation on Liability and Indemnification

         Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our certificate of incorporation provides that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the certificate of incorporation would permit indemnification. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                             Executive Compensation

         The following table discloses the compensation awarded by us to (i) each of our President and Chief Financial Officer for the years ended December 31, 2000, 1999 and 1998 and (ii) the President of Cell & Molecular Technologies for the years ended December 31, 2000, 1999 and 1998. During the most recent twelve (12) month period ended December 31, 2000, none of our or our subsidiaries' other officers received a total salary and bonus that exceeded $100,000 during such twelve (12) month period.

                                                                              Long Term
                                                                             Compensation
                                                                              Securities            All
                                                                              Underlying           Other
  Name and Principal Position     Year         Salary           Bonus      Options/SARs (#)   Compensation ($)
  ---------------------------     ----         ------           -----      ----------------   ----------------
Joseph K. Pagano                   2000   $    85,000             -           200,000(1)             -
     President and Chairman of     1999        51,495(2)          -               -              29,638(2)
     the Board                     1998          -                -               -              75,000

Robert A. Reinhart                 2000   $   125,000         $ 4,506(3)          -                  -
     Former Chief Financial        1999       128,887              -              -                  -
     Officer, Treasurer,           1998       125,000              -           65,000(4)             -
     Secretary and Vice
     President - Finance

Fredrick B. Rolff                  2000   $    10,240(5)     $   564(3)        50,000(6)             -
      Chief Financial Officer
      Treasurer, Secretary and
    Vice President - Finance

Thomas Livelli                     2000   $  135,000         $ 4,506(3)           -                  -
     President and Chief           1999      151,885              -               -                  -
     Executive Officer of Cell     1998      138,462(7)           -               -                  -
     & Molecular Technologies

(1) On September 15, 2000, we granted Mr. Pagano stock options to purchase an aggregate of 200,000 shares of our common stock at $9.00 per share, of which options to purchase 66,000 shares of our common stock expire on September 15, 2005 and options to purchase 134,000 shares of our common stock expire on September 15, 2010. The options vest in four equal annual installments commencing on September 15, 2001.

(2) Mr. Pagano, was elected as our President on June 15, 1994. Mr. Pagano received a consulting fee of $75,000 per annum plus reimbursement of documented expenses incurred on behalf of our company until May 1999, at which time he became an employee at a salary of $85,000 per annum.

(3) Management of Cell & Molecular Technologies and the Chief Financial Officer of our Company was paid a bonus based on Cell & Molecular Technologies' income (before depreciation and amortization) for the year ended December 31, 2000. Each individual's bonus was prorated for months of service for the year ended December 31, 2000.

(4) Includes (a) stock options to purchase 40,000 shares of common stock granted pursuant to an agreement dated October 25, 1996, having an exercise price of $2.50 per share, which options vested immediately and expire on October 25, 2001, and (b) stock options to purchase 25,000 shares of common stock granted pursuant to an agreement dated April 20, 1998, having an exercise price of $2.25 per share, which options vested in 2 equal annual installments commencing on the first anniversary of the date of grant and expire April 20, 2003. The options issued on October 25, 1996 were subsequently re-priced on January 16, 1998 to $0.75 per share representing the fair market value of our common stock on that date. In March 2001, Mr. Reinhart exercised 25,000 options.

(5) Mr. Rolff joined our company on November 13, 2000 at an annual salary of $75,000.

(6) On December 20, 2000, Mr. Rolff was granted options to purchase 50,000 shares of our common stock at $6.25 per share. The options vest in 5 equal annual installments commencing on December 20, 2001 and expire on December 20, 2010.

(7) Reflects Mr. Livelli's (i) effective salary rate of $135,000 (as amended at May 29, 1998 following the merger of Cell & Molecular Technologies) for the year ended December 31, 1998, prorated from May 29, 1998, when he was elected president of Cell & Molecular Technologies, and (ii) effective salary rate of $150,000 for the year ended December 31, 1998, prorated for the five months ended May 29, 1998.

Compensation Arrangements for Current Executive Officers

         On May 24, 1999, we entered into an employment agreement with Joseph K. Pagano to serve as our president, replacing the consulting agreement that we had with Mr. Pagano. The agreement was for an initial term of one year. Mr. Pagano is currently serving under an automatic renewal provision in his employment agreement, which provides for one year extensions upon the expiration of each one year term if no notice is given by us or Mr. Pagano that such party desires not to extend the employment agreement. The employment agreement provides for an annual base compensation of $85,000. In connection with the employment agreement, the termination date of 217,000 options previously granted to Mr. Pagano under the 1990 Plan were extended an additional three years to May 24, 2004. On September 15, 2000, we granted Mr. Pagano stock options to purchase an aggregate of 200,000 shares of our common stock at $9.00 per share, of which options to purchase 66,000 shares of our common stock expire on September 15, 2005 and options to purchase 134,000 shares of our common stock expire on September 15, 2010. The options vest in four equal annual installments commencing on September 15, 2001. In March 2001, we increased Mr. Pagano's annual base compensation to $175,000.

         In connection with the merger of Cell & Molecular Technologies, we assumed the employment agreement with Thomas Livelli, pursuant to which Mr. Livelli served as President and Chief Executive Officer of Cell & Molecular Technologies through May 22, 2000. Mr. Livelli is currently serving under an automatic renewal provision of his employment agreement until May 22, 2002. The employment agreement provides for an annual base compensation of $135,000. The employment agreement provides for Mr. Livelli's employment on a full-time basis and contains a provision that the employee will not compete with us during the term of the employment agreement and for a period of one year thereafter. In January 2001, we increased Mr. Livelli's annual base compensation to $150,000.

         We do not have an employment agreement with Fredrick B. Rolff.


Director Compensation

         Directors receive no cash compensation for serving on the Board of Directors or for attending Board or Committee meetings (if any). Non-employee directors are eligible to be granted non-qualified stock options under the Company's 1990 Stock Option Plan and the 2000 Performance Equity Plan. Nonqualified stock options may be exercised for up to 10 years from the date of grant at such exercise prices as the Board of Directors may determine.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

         We do not have a compensation committee. Decisions as to compensation during fiscal 2000 were made by our Board of Directors. Mr. Pagano, our President, and Mr. Livelli, the President of Cell & Molecular Technologies, served as members of the Board of Directors during fiscal 2000. Mr. Malavarca, the Vice President of Cell & Molecular Technologies resigned from the Board of Directors during fiscal 2000. No other executive officer served as a member of the compensation committee of any other entity during fiscal 2000.


Option Grants

         The following table represents the stock options granted in the fiscal year ended December 31, 2000 to our executive officers identified in the Summary Compensation table above.

                                          Options Granted in Last Fiscal Year
                                          ------------------------------------
                                                                                                   Percent Realizable
                                       Percent of Total                                             Value at Assumed
                         Number of      Options Granted                                                Annual Rates
                        Securities        to Employees                                                of Stock Price
                        Underlying        During the                                                 Appreciation For
                          Options           Fiscal        Exercise Price     Expiration            Option Term ($) (1)
Name of Executive       Granted(#)         Year (%)        Per Share ($)        Date               5%              10%
-----------------       ----------         -------         -------------         ----              --              ---
Joseph K. Pagano          66,000           8%                  $9.00         9/15/05           $   -          $   97,020

Joseph K. Pagano         134,000          15%                  $9.00         9/15/10           $213,060       $1,053,240

Fredrick B. Rolff         50,000           6%                  $6.25        12/20/10           $217,000       $  530,500

Kevin J. Lee             200,000          23%                  $5.00         3/29/05           $660,000       $1,094,000



(1) The above information concerning five percent and ten percent assumed annual rates of compounded stock price appreciation is mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or to any other optionee that there will be appreciation of the stock price over the option term or that the optionee will realize any gains with respect to the options. The closing price of our common stock on December 29, 2000 was $6.50 per share.

         The following table sets forth the fiscal year end option values of outstanding options at December 31, 2000 and the dollar value of unexercised, in-the-money options for our executive officers identified in the Summary Compensation table above.

                                 Aggregated Fiscal Year End Option Values
                      -------------------------------------------------------------------
                       Number of Securities Underlying     Dollar Value of Unexercised in
                             Unexercised Options                  the-Money Options
                            at December 31, 2000:              at December 31, 2000(1):
Name                  Exercisable (#)  Unexercisable(#)   Exercisable ($)  Unexercisable ($)
-----                 ---------------  ----------------   ---------------  -----------------
Joseph K. Pagano       217,000(2)            200,000        $ 1,057,875        $   -

Robert A. Reinhart      65,000(3)                  -        $   336,250        $   -

Fredrick B. Rolff            -                50,000        $      -           $ 12,500

Kevin J. Lee                 -               200,000        $      -           $300,000


(1) These values are based on the difference between the closing sale price of our common stock on December 29, 2000 of $6.50 and the exercise prices of the options, multiplied by the number of shares of common stock subject to the options.

(2) Stock options granted by the board of directors as of May 14, 1996 under our 1990 Stock Option Plan having an exercise price of $1.625 per share, which options are currently exercisable and, as amended, expire May 14, 2004.

(3) Includes (a) stock options to purchase 40,000 shares of common stock granted pursuant to an agreement dated October 25, 1996, having an exercise price of $2.50 per share, which options vested immediately and expire on October 25, 2001, and (b) stock options to purchase 25,000 shares of common stock granted pursuant to an agreement dated April 20, 1998, having an exercise price of $2.25 per share, which options vested in 2 equal annual installments commencing on the first anniversary of the date of grant and expire April 20, 2003. The options issued on October 25, 1996 were subsequently re-priced on January 16, 1998 to $0.75 per share representing the fair market value of our common stock on that date. In March 2001, Mr. Reinhart exercised 25,000 options.

Stock Plans

         We have two stock option plans: the 1990 Stock Option Plan and the 2000 Performance Equity Plan. We are no longer able to grant options under the 1990 plan. The 2000 plan provides for grants of options to purchase up to 2,000,000 shares of common stock. Under the 2000 plan, we may grant options to employees, directors, consultants, agents and other persons that we deem to be valuable to our company or any of our subsidiaries. The 2000 plan permits our board of directors or a stock option committee to issue incentive stock options, as defined in Section 422 of the Internal Revenue Code (Code), and stock options that do not conform to the requirements of that Code section. The exercise price of each incentive stock option may not be less than 100% of the fair market value of the common stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Code Section 422) 10% or more of our outstanding stock or that of any of our subsidiaries, the exercise price may not be less than 110% of such fair market value. The exercise price of each non-incentive stock option also may not be less than 100% of the fair market value of the common stock at the time of grant.

         Options that have been granted under the 1990 Plan may not be exercised prior to the first anniversary, or on or after the tenth anniversary, or fifth anniversary in the case of an incentive stock option granted to a 10% stockholder, of their grant. These options may not be transferred during the lifetime of the option holder.

         Under the 2000 Plan, the Board of Directors may award stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards in addition to stock options. The 2000 Plan is administered by the Board of Directors and may be administered by a committee chosen by the board of directors. Subject to the provisions of the Plans, the Board of Directors or such committee have the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Under the 2000 Plan, no more than 200,000 shares in the aggregate may be granted to any one holder in any one calendar year.

         At December 31, 2000, options to purchase an aggregate of 393,300 and 832,000 shares of our common stock were outstanding under the 1990 Plan and 2000 Plan, respectively.

         We have also granted from time to time non-plan options and warrants to certain officers, employees and consultants. Non-plan options and warrants to purchase an aggregate of 352,810 shares of our common stock were outstanding at December 31, 2000.


                        Report on Executive Compensation

Report of the Board of Directors Concerning Compensation of Executive Officers

         As noted above, we did not have a compensation committee of the board of directors during the 2000 fiscal year. Compensation of our executive officers for the fiscal year ended December 31, 2000 was determined by the board of directors. There is no formal compensation policy for our executive officers.

         Joseph K. Pagano, who served as our president during the year ended December 31, 2000, was paid a base salary of $85,000.

         Total compensation for executive officers consists of a combination of salaries and stock option awards. Base salary of executive officers who do not have employment agreements is based on our financial performance and the executive's individual performance and level of responsibility. Bonus compensation, if any, to executive officers is based generally upon our financial performance and the availability of resources as well as the executive officer's individual performance and level of responsibility. Additionally, we established a bonus pool for the year ended December 31, 2000, aggregating no more than 7% of our annual income (before depreciation and amortization) in excess of $750,000, for distribution to certain officers and employees of Cell & Molecular Technologies in amounts that are to be determined by our board. During the year ended December 31, 2000, total bonus compensation paid to three executive officers and four officers/employees was $25,347.

         Stock option awards under our stock option plans are intended to attract and retain the best available talent and encourage the highest level of performance by affording key employees an opportunity to acquire proprietary interests in our company. We granted options to purchase 200,000 shares of our common stock to each of Joseph K. Pagano and Dr. Kevin J. Lee during the fiscal year ended December 31, 2000.

                              Joseph K. Pagano
                              Frederick R. Adler
                              Thomas Livelli
                              Samuel A. Rozzi
                              Brett Fialkoff
                              Joel Pearlberg

Compensation Committee Interlocks and Insider Participation

         We do not have a compensation committee. Decisions as to compensation during fiscal 2000 were made by our board of directors. Mr. Pagano, who is our president, and Messrs. Livelli and Malavarca, who are officers of Cell & Molecular Technologies, served as members of the board of directors during fiscal 2000. No other executive officer served as a member of the compensation committee of any other entity during fiscal 2000.

         Stock Price Performance Graph

         The graph below compares the cumulative total return of our common stock from May 28, 1995 (the last trading day before the beginning of our fifth preceding fiscal year) through May 31, 1998, the subsequent seven (7) month stub period ended December 31, 1998 (reflecting the adoption by us of a calendar fiscal year in connection with the merger of Cell & Molecular Technologies) and from January 1, 1999 through December 31, 2000 with the cumulative total return of companies comprising the Nasdaq Market Index and a Market Capitalization Peer Group Index. The graph plots the growth in value of an initial $100 investment over the indicated time periods, and assuming reinvestment of all dividends, if any, paid on such securities. We have not paid any cash dividends and, therefore, the cumulative total return calculation for us is based solely upon stock price appreciation and not upon reinvestment of cash dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

         Market Capitalization Peer Group Index represents companies with market capitalization similar to ours and consists of the following companies: ASTA Funding Inc., Disc, Inc., Guardian Technologies International, Inc., Harvey Electronics, Inc., J2 Communications, Kyzen Corporation Class A, MPSI Systems Inc., Olympic Cascade Financial Corporation, Premier Concepts Inc. and Thermacell Technologies, Inc. Our management believes that a comparison to a peer group of companies on any published industry or line-of-business bases would be inaccurate and misleading in light of the merger of Cell & Molecular Technologies and the diversity of our business operations over the past five years. Hollywood Productions Inc., which was included as part of our peer group for our 1999 proxy statement, is not included in this peer group for purposes of this graph due to a change in that company's business.


                                                          Cumulative Total Return
                               -----------------------------------------------------------------------------------------------
                               5/31/1995    5/31/1996     5/30/1997      5/29/1998    12/31/1998    12/31/1999    12/31/2000
SENTIGEN HOLDING CORP.           100.00       633.33        140.00         143.33         53.33        106.67        346.67

NASDAQ STOCK MARKET (U.S.)       100.00       145.32        163.72         207.61        260.44        483.98        290.95

PEER GROUP                       100.00        76.80         37.33          25.38         15.68         38.42         21.88


                             Principal Stockholders

         The following table sets forth information, as of May 8, 2001 (except as otherwise noted in the footnotes), regarding the beneficial ownership of our Company's Common Stock by: (i) each person or group known by the Company to own beneficially more than five percent of the outstanding shares of our Company's Common Stock; (ii) each director of our Company; (iii) each executive officer of our company whose compensation exceeded $100,000 in 2000; and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, we believe that all persons named in the chart have sole voting and investment power over the shares listed.

                                    Amount and Nature        Percent of Class
 Name of Beneficial Owner       of Beneficial Ownership   of Voting Securities
 ------------------------       ----------------------    --------------------

 Joseph K. Pagano                        1,333,950(1)                18.4%

 Frederick A. Adler                                                  10.3%
                                           743,573(2)

 Samuel A. Rozzi                           507,525                    7.2%

 Thomas Livelli                            157,600                    2.2%

 Robert A. Reinhart                         65,000(3)                   *

 Fredrick B. Rolff                           1,000(4)                   *

 Brett Fialkoff                                -0-                      *

 Joel M. Pearlberg                          35,000                      *

 D.H. Blair Investment                   1,124,859(5)                16.0%
     Banking Corp.

 All directors and executive officers
 as a group (seven persons)              2,778,648(6)                37.5%


         *Less than 1%

(1)      Includes (i) 25,000 shares of common stock held of record by the Joseph
         K. Pagano, Jr. Trust established for Mr. Pagano's son, and (ii) immediately exercisable options to purchase up to 217,000 shares of common stock. Excludes options to purchase up to 200,000 shares of common stock which are not presently exercisable.

(2) Includes 553,573 shares of common stock and 150,000 shares of common stock issuable upon exercise of presently exercisable stock options held by the Frederick R. Adler Intangible Asset Management Trust of which Mr. Adler is the settlor and beneficiary.

(3) Includes 40,000 shares of common stock issuable upon exercise of presently exercisable stock options held by Mr. Reinhart.

(4) Excludes options to purchase 50,000 shares of common stock which are not presently exercisable.

(5) J. Morton Davis is an investment banker and sole stockholder of D.H. Blair Investment Banking Corp. The amount reported includes 8,500 shares owned by Mr. Davis' wife of which Mr. Davis disclaims beneficial ownership. The information with respect to D.H. Blair Investment Banking Corp. and J. Morton Davis is based upon Amendment No. 7, dated May 1, 1996, to the Schedule 13D, dated January 31, 1992, filed by such persons with the Securities and Exchange Commission. The Schedule 13D states that Blair shares voting and investment power over 1,124,859 shares, and Mr. Davis has sole voting and investment power over such 1,124,859 shares.

(6) Includes options to purchase an aggregate of 450,000 shares of common stock. Excludes options to purchase 575,000 shares of common stock which are not presently exercisable.

                              Certain Transactions

         At the time of the merger with Cell & Molecular Technologies, there were loans outstanding from Cell & Molecular Technologies to six of its shareholders, in an aggregate principal amount of $500,000, as evidenced by promissory notes to each of the shareholders. Messrs. Pagano and Adler were among these shareholders and, at the time of the merger, held promissory notes in the principal amounts of $218,333 and $112,500, respectively. These notes currently bear interest at a rate of 5% and mature May 1, 2001.

         In November 2000, we consummated a private offering in which we sold 863,834 shares of our common stock, at $6.00 per share, for aggregate proceeds of $5,183,004. Two of our directors, Frederick R. Adler and Samuel A. Rozzi, each purchased 40,000 shares of our common stock in the private offering.


                            Description of Securities


Common stock

         Our certificate of incorporation authorizes us to issue up to 20,000,000 shares of common stock, par value $0.01 per share, of which 7,146,274 shares are issued and outstanding as of the date of this prospectus.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.


Preferred Stock

         Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, with such series, designations, power, preferences, rights, qualifications, limitations and restrictions as may be determined by our board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue preferred stock with rights which could adversely affect the voting power or other rights of the common stock holders.


Warrants

         The warrants entitle the holder to purchase shares of common stock at a per share exercise price of $6.00. The warrants are exercisable until November 21, 2005. The holders are entitled to exercise the warrants on a cashless basis. The exercise price and the shares issuable upon exercise of the warrant, as the case may be, are subject to adjustments in the event (i) the outstanding shares are subdivided or split into a greater number of shares, (ii) a dividend is paid, (iii) a capital reorganization or reclassification of our common stock shall occur, (iv) any consolidation or merger with or into another corporation, or (v) the payment of a liquidating distribution.


Dividend Policy

         We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.


Transfer agent and registrar

         The transfer agent and registrar for common stock is American Stock Transfer & Trust Company, New York, New York.


                         Shares Eligible for Future Sale

         Sales, or the prospect of sales, of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public market could have a depressive effect on the market price of our common stock. Of the 7,146,274 shares of common stock outstanding, 3,958,792 shares are freely tradable without restriction, 2,328,648 shares are currently saleable under Rule 144 of the Securities Act and 858,834 shares being sold in this offering (which amount excludes shares held by our "affiliates") will become freely tradeable upon the declaration of effectiveness of the registration statement, of which this prospectus is a part of. Additionally, as of the date of this prospectus, we have reserved an aggregate of 1,511,210 shares of our common stock for issuance upon exercise of warrants and options.

         In general, under Rule 144 as currently in effect, subject to satisfaction of certain other conditions, a person who has beneficially owned restricted shares of common stock for at least one year, including the holding period of any prior owner except an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume and 1% of the total number of outstanding shares of the same class. Sales under Rule 144 also are subject to manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of our common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above


                                  Legal Matters

         The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller.


                                     Experts

         Our financial statements included in this registration statement have been audited by Raich Ende Malter & Co. LLP, independent certified public accountants, for the periods indicated in their report. Such financial statements have been included herein upon the authority of this firm as experts in accounting and auditing.


                    Where You Can Find Additional Information

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, we file reports and other information with the Securities and Exchange Commission. Our reports, proxy statements, and other information can be inspected without charge at the public reference rooms maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of those materials also may be obtained from the public reference section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. You may obtain additional information about the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Information is also publicly available through the Securities and Exchange Commission's web site located at http://www.sec.gov.

                          Index to Financial Statements


                                                                         Page

Independent Auditors' Report                                             F-1

Consolidated Financial Statements

          Balance Sheets

             December 31, 2000 and 1999                                  F-2

          Statements of Operations

             For the Years ended December 31, 2000, 1999, 1998           F-3

          Statements of Changes in Stockholders' Equity

             For the Years ended December 31, 2000, 1999, 1998           F-4

          Statements of Cash Flows

             For the Years ended December 31, 2000, 1999, 1998        F-5 - F-6

Notes to Consolidated Financial Statements                            F-7 - F-23

                        Independent Auditors' Report



To the Board of Directors and Stockholders
Sentigen Holding Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Sentigen Holding Corp. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sentigen Holding Corp. and Subsidiaries as of December 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America.




RAICH ENDE MALTER & CO. LLP
East Meadow, New York
February 16, 2001

       SENTIGEN HOLDING CORP. AND SUBSIDIARIES
       Consolidated Balance Sheets

                                                                      December 31,
                                                                 2000             1999
                                                                 ----             ----
 Assets
      Current Assets
          Cash                                                 $    281,547      $   125,954
          Investment securities                                   5,526,698        4,975,200
          Accounts receivable - net of allowance
             for doubtful accounts of $20,000
             for 2000 and 1999                                      634,838          572,075
          Unbilled services                                         159,613          109,809
          Inventory                                                 173,254          151,816
          Accrued interest receivable                                84,459           39,584
          Prepaid expenses                                           34,935           14,968
                                                              -------------       ----------
                                                                  6,895,344        5,989,406
                                                              -------------       ----------
      Property, plant and equipment                               2,198,342        1,759,290
      Less:  Accumulated depreciation                               938,706          667,659
                                                              -------------       ----------
                                                                  1,259,636        1,091,631
                                                              -------------       ----------
      Other Assets
          Investment securities                                   4,890,671          339,681
          Security deposits                                           1,000            1,000
          Deferred financing costs - net of accumulated
                amortization of $1,295 and $617 for 2000
                and 1999, respectively                                9,286            6,964
          License costs - net of accumulated amortization
                of $11,028 for 2000                                 363,972              -
                                                              -------------        ---------

                                                                  5,264,929          347,645
                                                              -------------        ---------
 Total Assets                                                $   13,419,909    $   7,428,682
                                                             ==============    =============
 Liabilities and Stockholders' Equity
      Current Liabilities
          Stockholder loans - net of unamortized discount
                of $8,926 for 2000                           $     580,449     $         -
          Current maturities of long term debt                     136,987            88,761
          Accounts payable and accrued expenses                    392,572           315,433
          Customer deposits                                        239,342           143,842
          Unearned revenue                                          83,759            54,460
                                                             -------------     -------------
                                                                 1,433,109           602,496
      Long-Term debt - net of current maturities                   635,001           560,107
      Stockholder loans - net of unamortized discount
               of $32,387                                             -              531,988
                                                             -------------     -------------
                                                                 2,068,110         1,694,591
      Stockholders' Equity
          Preferred Stock - $.01 par value, 5,000,000 shares
                authorized - none issued                               -                 -
          Common Stock - $.01 par value, 20,000,000 shares
                authorized, 7,020,514 and 6,078,700 shares issued
                and outstanding in 2000 and
         1999,respectively                                          70,205            60,787
          Additional paid-in capital                            11,567,709         5,832,704
          Accumulated (deficit)                                   (286,115)         (159,400)
                                                            --------------     -------------
                                                                11,351,799        5,734,091
                                                            --------------     -------------
 Total Liabilities and Stockholders' Equity                 $   13,419,909     $   7,428,682
                                                            ==============     =============

        See notes to consolidated financial statements.

SENTIGEN HOLDING CORP. AND SUBSIDIARIES
Consolidated Statements of Operations

                                                       For the Years Ended
                                                          December 31,
                                                          ------------
                                                2000          1999             1998
                                                ----          ----             ----
Revenue
      Contract revenue                      $ 3,025,071    $ 2,404,753    $   928,686
      Sale of goods                           1,704,432      1,511,828      1,198,547
                                            -----------    -----------    -----------

                                              4,729,503      3,916,581      2,127,233
                                            -----------    -----------    -----------
Direct Costs
      Contract revenue                        1,279,643      1,057,478        815,947
      Sale of goods                             798,285        734,465        642,310
                                            -----------    -----------    -----------

                                              2,077,928      1,791,943      1,458,257
                                            -----------    -----------    -----------
Income After Direct Costs
      Contract revenue                        1,745,428      1,347,275        112,739
      Sale of goods                             906,147        777,363        556,237
                                            -----------    -----------    -----------

                                              2,651,575      2,124,638        668,976
                                            -----------    -----------    -----------
Other Operating Expenses
      Contract revenue                        1,040,470        724,344        699,977
      Sale of goods                             457,171        367,077        434,728
                                            -----------    -----------    -----------

                                              1,497,641      1,091,421      1,134,705
                                            -----------    -----------    -----------
Research and Development
      Contract revenue                           29,597          5,484         38,307
      Sales of goods                               --            4,229         35,360
      Sentigen                                  671,096           --             --
                                            -----------    -----------    -----------

                                                700,693          9,713         73,667
                                            -----------    -----------    -----------
Income (Loss) from Segment Operations
      Contract revenue                          675,361        617,447       (625,545)
      Sales of goods                            448,976        406,057         86,149
      Sentigen                                 (671,096)          --             --
                                            -----------    -----------    -----------

                                                453,241      1,023,504       (539,396)
                                            -----------    -----------    -----------
Corporate Activities
      General and administrative expenses      (709,015)      (542,740)      (278,274)
      Interest income                           310,138        295,890        223,381
      Interest expense                         (106,757)      (135,540)      (104,385)
                                            -----------    -----------    -----------

                                               (505,634)      (382,390)      (159,278)
                                            -----------    -----------    -----------
Income (Loss) before Provision
    for Income Taxes                            (52,393)       641,114       (698,674)

Provision for Income Taxes                       74,322           --             --
                                            -----------    -----------    -----------

Net Income (Loss)                           $  (126,715)   $   641,114    $  (698,674)
                                            ===========    ===========    ===========
Net Income (Loss) per Share
      Basic                                 $     (0.02)   $      0.11    $     (0.16)
                                            ===========    ===========    ===========
      Diluted                               $     (0.02)   $      0.10    $     (0.16)
                                            ===========    ===========    ===========

 See notes to consolidated financial statements.

     SENTIGEN HOLDING CORP. AND SUBSIDIARIES
     Consolidated Statements of Changes in Stockholders' Equity

                                                                  Additional    Retained
                                          Common Stock             Paid-in      Earnings
                                        Shares       Amount        Capital      (Deficit)        Total
                                        ------       ------       --------      ---------        ------
Balance - January 1, 1998              1,611,000    $ 16,110    $    376,999    $(101,840)   $    290,869

      Options exercised                    7,200          72           1,928         --             2,000
      Recapitalization resulting
             from merger               4,490,500      44,905       5,494,092         --         5,538,997
      Adjustment of discount on
         stockholder loans                  --          --           (58,909)        --           (58,909)
      Net (loss)                            --          --              --       (698,674)       (698,674)
                                    ------------    --------    ------------    ---------    ------------

Balance - December 31, 1998            6,108,700      61,087       5,813,710     (800,514)      5,074,283

      Contribution of shares back
         to the Company                  (30,000)       (300)            300         --              --
      Adjustment of discount on
         stockholder loans                  --          --            18,694         --            18,694
      Net income                            --          --              --        641,114         641,114
                                    ------------    --------    ------------    ---------    ------------

Balance - December 31, 1999            6,078,700      60,787       5,832,704     (159,400)      5,734,091

      Options exercised                    2,980          30           2,950         --             2,980
      Shares issued in connection
       with license agreement             75,000         750         374,250         --           375,000
      Shares issued in the
        private placement                863,834       8,638       5,144,076         --         5,152,714
      Compensation for options
        issued to scientific
        advisory board                      --          --           213,729         --           213,729
      Net (loss)                            --          --              --       (126,715)       (126,715)
                                    ------------    --------    ------------    ---------    ------------

Balance - December 31, 2000            7,020,514    $ 70,205    $ 11,567,709    $(286,115)   $ 11,351,799
                                    ============    ========    ============    =========    ============




      See notes to consolidated financial statements.

      SENTIGEN HOLDING CORP. AND SUBSIDIARIES
      Consolidated Statements of Cash Flows                                                  Page 1 of  2
      --------------------------------------                                                 ------------

                                                                       For the Years Ended
                                                                           December 31,
                                                                           ------------
                                                               2000            1999             1998
                                                               ----            ----             ----
      Cash Flows from Operating Activities
     Net income (loss)                                   $   (126,715)    $    641,114    $   (698,674)
     Adjustments to reconcile net income
       (loss) to net cash provided by
       (used for) operating ctivities:
            Depreciation                                      271,047          239,205         183,959
            Amortization                                       11,706              252             190
            Increase in allowance for
                doubtful accounts                                --               --            10,000
            Accrued interest on stockholder loans              48,461           48,822          45,324
            Stock based compensation                          213,729             --              --
     (Increase) decrease in:
            Accrued interest on
                investment securities                         (44,875)          61,746            --
            Accounts receivable                               (62,763)        (266,500)        (34,243)
            Unbilled services                                 (49,804)         (86,010)         41,389
            Inventory                                         (21,438)         (34,825)         18,086
            Prepaid expenses                                  (19,967)          (6,240)           (765)
     Increase (decrease) in:
            Accounts payable                                   77,139         (111,880)         42,969
            Customer deposits                                  95,500         (126,301)       (344,497)
            Unearned revenue                                   29,299           12,073         (10,261)
                                                         ------------     ------------    ------------
                                                              421,319          371,456        (746,523)
                                                         ------------     ------------    ------------
Cash Flows from Investing Activities
     Acquisitions of property and equipment                  (439,052)        (327,112)       (347,173)
     Cash acquired in connection with merger                     --               --           546,484
     Purchase of certificate of
    deposit                                                      --               --          (200,000)
     Redemption of certificate of deposit                        --            200,000            --
     Purchase of investment securities                    (10,102,488)        (340,707)     (5,014,578)
     Maturities of investment securities                    5,000,000        5,000,000            --
     Payment of security deposit                                 --             (1,000)           --
                                                         ------------     ------------    ------------
                                                           (5,541,540)       4,531,181      (5,015,267)
                                                         ------------     ------------    ------------
Cash Flows from Financing Activities
     Net borrowings (repayments) on line of credit            240,000             --           (31,295)
     Proceeds of notes payable                                   --               --           160,000
     Repayment of notes payable                                  --           (160,000)           --
     Payment of deferred financing costs                       (3,000)            --              --
     Proceeds of long term debt                                  --            350,000            --
     Repayments of long term debt                            (116,880)         (50,829)        (28,452)
     Cash received from stock option exercises                  2,980             --             2,000
     Net proceeds received from private placement           5,152,714             --              --
     Proceeds of collateralized investment loan                  --               --         5,000,000
     Payment of collateralized investment loan                   --         (5,000,000)           --
                                                         ------------     ------------    ------------
                                                            5,275,814       (4,860,829)      5,102,253
                                                         ------------     ------------    ------------
Increase (Decrease) in Cash                                   155,593           41,808        (659,537)
Cash - beginning                                              125,954           84,146         743,683
                                                         ------------     ------------    ------------
Cash - ending                                            $    281,547     $    125,954    $     84,146
                                                         ------------     ------------    ------------

      See notes to consolidated financial statements.

      SENTIGEN HOLDING CORP. AND SUBSIDIARIES
      Consolidated Statements of Cash Flows                                            Page 2 of  2
      --------------------------------------                                           ------------

      Supplemental Disclosures of Cash Flow Information:

      Cash paid during the year:
               Interest                                       $  69,686   $  86,718     $  58,742
               Income taxes                                   $  67,185   $     863     $  11,935
      In connection with the merger on May 29, 1998,
         the following assets (liabilities) were
         acquired by the acquiring entity for accounting
         purposes:
               Cash                                                                    $  546,484
               Investment in U.S. Treasury Note                                         5,060,926
               Other current assets                                                         7,963
               Net property and equipment                                                  44,739
               Accounts payable and accrued expenses                                     (121,115)
                                                                                      -----------
      Net assets acquired                                                             $ 5,538,997
                                                                                      -----------







      See notes to consolidated financial statements

SENTIGEN HOLDING CORP. AND SUBSIDIARIES
Notes to Consolidated Financial Statements     December 31, 2000, 1999, and 1998
-------------------------------------------------------------------------------

1.       Organization of the Company and Nature of its Operations

         We are a holding company conducting business through our two wholly-owned operating subsidiaries, Cell & Molecular Technologies, Inc. ("CMT") and Sentigen Corp. CMT is comprised of a contract research organization that provides contract research and development (R&D) services, and a research products organization that provides cell culture media and reagents and other research products to companies engaged in the drug discovery process. Sentigen Corp. is involved in scientific research to develop environmentally sound approaches to prevent insect crop damage and the spread of human diseases by impacting insect behavior.

         CMT operates through 2 divisions: Molecular Cell Science ("MCS") and Specialty Media ("SM"). MCS provides contract R&D services and is reflected in our Consolidated Statements of Operations as "contract revenue." SM develops, manufactures, markets and sells specialty cell culture media, reagents and other research products. SM is reflected in our Consolidated Statements of Operations as "sales of goods."

         The operations of Sentigen Corp. are reflected as research and development in our Consolidated Statements of Operations. Sentigen Corp's operations during the year ended December 31, 2000 consisted entirely of research and development.

         We were incorporated under the laws of the State of Delaware in May 1990 under the name Prime Cellular, Inc. ("Prime") and consummated our initial public offering on August 1990. We then engaged in the acquisition and operation of different business entities until we commenced our current business operations by acquiring Cell & Molecular Technologies, Inc. ("CMT") through a reverse merger in May 1998. CMT was incorporated in May 1997 to acquire all of the outstanding stock of Specialty Media, Inc. and Molecular Cell Science, Inc., two entities operating in the biotechnology and pharmaceutical industries since 1987 and 1991, respectively. Sentigen Corp. was formed in February 2000 and we changed our name to Sentigen Holding Corp. on June 23, 2000. Our ticker symbol on the OTCBB also changed from PCEL to SGHL on June 23, 2000.

2.       Summary of Significant Accounting Policies

         a. Principles of Consolidation - The consolidated financial statements include the accounts of Sentigen Holding Corp. and its wholly-owned subsidiaries after elimination of all intercompany accounts and transactions.
         b. Cash and Cash Equivalents - Cash and cash equivalents include liquid investments with maturities of three months or less at the time of purchase.
         c. Investment Securities - Investment securities consist of U.S. Treasury Notes. All investment securities are defined as held-to-maturity under the provisions of Statement of Financial Accounting Standards 115, Accounting for Certain Investments in Debt and Equity Securities and, as such, have been reported at amortized cost.
         d. Inventory - Inventory, consisting of cell culture media, reagents and related packaging material for the SM division, is stated at the lower of cost or market. We use the FIFO (first-in, first-out) method for inventory accounting.

         e. Property, Plant and Equipment - Property, plant and equipment are stated at cost. Depreciation is provided on both straight-line and accelerated methods over the estimated useful lives of the assets, which range from three to forty years. Amortization of leasehold improvements is provided on the straight-line basis over the lesser of the estimated useful life of the asset or the remaining lease term. Repairs and maintenance, which do not extend the useful lives of the related assets, are expensed as incurred.
         f. Intangible Assets - Intangible assets consist of: Licenses net of amortization costs and deferred financing costs. Licenses are amortized over 17 years on a straight line basis and result from our exclusive licensing agreement with the Trustees of Columbia University (See Note 6). Deferred financing costs were incurred in connection with the mortgage on our company's premises. Deferred financing costs are amortized on a straight-line basis over the duration of the related loan. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. A review for impairment includes comparing the carrying value of an asset to an estimate of the undiscounted net future cash inflows over the life of the asset. An asset is considered to be impaired when the carrying value exceeds the calculation of the undiscounted net future cash inflows or fair market value. An impairment loss is defined as the amount of the excess of the carrying value over the fair market value of the asset.
         g. Revenue Recognition - We record revenue from fixed-price contracts extending over more than one accounting period on a percentage-of-completion basis. Percentage-of- completion is determined based on the proportion of completed costs to total anticipated costs on each contract. If it is determined that a loss will result from the performance of a contract, the entire amount of estimated loss is charged against income in the period in which the determination is made. In general, prerequisites for billings are established by contractual provisions including predetermined payment schedules, the achievement of contract milestones or submission of appropriate billing detail. Unbilled services arise when services have been rendered but clients have not been billed. Similarly, unearned revenue represents amounts billed in excess of revenue recognized.
         h. Research and Development Costs - Research and development costs are expensed as incurred. The activities of Sentigen Corp. have been entirely accounted for as research and development costs. Total expenditures on research and development for 2000, 1999 and 1998 including research costs reimbursed under NIH funded grants (See Note 7) were $923,152, $290,750, and $213,491, respectively.
         i. Research Grants - We are engaged in research and development activities under grant from the National Institute of Health ("NIH"). We recognize grant revenue for amounts received under the NIH grants. This revenue is exactly offset by the respective costs incurred to perform the research defined by the grant (See Note 7).
         j. Income Taxes - We account for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets and liabilities and the tax effect of net operating loss and tax credit carryforwards applying the enacted statutory tax rates in effect for the year in which the differences are expected to reverse.
         k. Advertising Costs - All costs relating to advertising and marketing are expensed in the period incurred. Advertising costs during 2000, 1999 and 1998 were $111,001, $59,539, and
                  $24,099.
         l. Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
         m. Earnings Per Share - The accompanying financial statements include earnings per share calculated as required by Financial Accounting Standards No. 128 Earnings Per Share which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings per share include the effects of securities convertible into common stock, consisting of stock options, to the extent such conversion would be dilutive. Potential common stock was excluded from the computation for the years ended December 31, 2000 and 1998 because of their anti-dilutive effect. The following is a computation of the weighted average shares outstanding for the years then ended:

                                        2000           1999           1998
                                        -----          -----          ----
                   Basic               6,297,463     6,102,700     4,308,180
                   Effect of
                   dilutive options            -       287,166             -
                                       ---------     ---------     ---------
                   Diluted             6,297,463     6,389,866     4,308,180
                                      ==========     =========     =========

         n. Stock-Based Compensation - Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation, encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We continue to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. APB No. 25 requires no recognition of compensation expense for the stock-based compensation arrangements provided by the Company where the exercise price is equal to the market price at the date of the grants. Options issued to non-employees are valued at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.
         o. Segments - The accompanying financial statements include segment disclosure as required by Financial Accounting Standards No. 131 Disclosures about Segments of an Enterprise and Related Information, which expands and modifies disclosures but has no impact on consolidated financial position or results of operations or cash flows.
         p. Reclassification - Certain amounts from the prior years have been restated to conform to the current year's presentation. These reclassifications have no effect on previously reported income.
         q. New Accounting Pronouncements - In June, 1998, the FASB issued SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value, with the potential effect on operations dependent upon certain conditions being met. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Management does not believe there will be a significant impact on the Company upon adopting this standard.

3.       Inventory

         Inventory of the SM segment consists of the following:

                                                    December 31,
                                                2000            1999
                                                -----           ----
                Finished Goods              $    83,064     $    65,075
                Packaging Materials              37,208          39,523
                Raw Materials                    52,982          47,218
                                            -----------     -----------

                Total Inventory             $   173,254     $   151,816
                                            ===========     ===========

4.       Investment Securities

         At December 31, 2000 and 1999, we held investments in securities, which were classified as held-to-maturity. Fair values are based on quoted market prices.

                                                                                  Unrealized
                                                    Amortized Cost   Fair Value   Gain / (Loss)
                                                    --------------   ----------   ------------
December 31, 2000
      Investment Securities - current
           U.S. Treasury Note - face value of
           $340,000 - interest at 5.500% - due
           August 31, 2001                           $   339,873   $   339,575   $      (298)

           U.S. Treasury Note - face value of
           $200,000 - interest at 6.125% - due
           December 31, 2001                             199,551       201,188         1,637

           U.S. Treasury Note - face value of
           $5,000,000 - interest at 5.875% - due
           November 30, 2001                           4,987,274     5,014,050        26,776
                                                     -----------   -----------    ----------
      Total Investment Securities - current          $ 5,526,698   $ 5,554,813   $    28,115

      Investment Securities - non-current
           U.S. Treasury Note - face value of
           $2,355,000 - interest at 5.750% - due
           October 31, 2002                          $ 2,348,531   $ 2,376,336   $    27,805

           U.S. Treasury Note - face value of
           $2,550,000 - interest at 5.750% - due
           October 31, 2002                            2,542,140     2,573,108        30,968
                                                     -----------   -----------    ----------
      Total Investment Securities - non-current      $ 4,890,671   $ 4,949,444   $    58,773
                                                     -----------   -----------   -----------

      Total Investment Securities                    $10,417,369   $10,504,257   $    86,888
                                                     ===========   ===========   ===========

 December 31, 1999
       Investment Securities - current
            U.S. Treasury Note - face value of
            $5,000,000 - interest at 4.000% - due
            October 31, 2000                       $ 4,975,200     $ 4,917,200   $ (58,000)

       Investment Securities - non-current
            U.S. Treasury Note - face value of
            $340,000 - interest at 5.500% - due
            August 31, 2001                            339,681         335,964      (3,717)
                                                   -----------     -----------   ----------
       Total Investment Securities                 $ 5,314,881     $ 5,253,164   $ (61,717)
                                                   ===========     ===========   ==========


5.       Property, Plant and Equipment

         Property, plant and equipment consist of the following:

                                                        December 31,
                                                    2000              1999
                                                    ----              ----

         Land                                   $     90,000    $     90,000
         Building and Improvements                   371,683         325,480
         Machinery and Equipment                   1,642,882       1,258,856
         Furniture and Fixtures                       93,777          84,954
                                                ------------    ------------
         Total Property, Plant and Equipment       2,198,342       1,759,290

         Less:    Accumulated Depreciation           938,706         667,659
                                                ------------    ------------

         Net Property, Plant and Equipment      $  1,259,636    $  1,091,631
                                                ============    ============

         Depreciation expense charged to operations was $271,047, $239,205 and $184,149 for the years ended December 31, 2000, 1999, and 1998 respectively.


6.       Exclusive License Agreement

         On April 10, 2000, Sentigen Corp. entered into a license agreement with Columbia University for an exclusive worldwide right to Columbia's patent applications and other proprietary rights in the areas of insect chemosensation and olfaction. One provision of the agreement called for us to contribute a minimum of $1,000,000 must be contributed into Sentigen Corp. within one year of the date of the agreement or the Company must be involved in active negotiations to raise $1,000,000 in additional funding. We satisfied this provision through the consummation of our private placement in November 2000 where we raised aggregate proceeds of $5,183,004.

         Another provision of the agreement calls for a minimum of $50,000 per six month period or $100,000 per annual period must be spent on bona fide research and development of the patents and licenses subject to the agreement from the second through the fourth years or the Company must be involved in active negotiations to raise $1,000,000 in additional funding. In consideration of the license, Columbia was issued 75,000 shares of our stock and will receive royalties of 1% of the net sales of any licensed products or services.

7.       Research Grants

         The SM division is the recipient of a NIH Federal Phase II Grant for $757,532. The work performed under this grant covers the period from July 1998 to August 2001. The MCS division is the recipient of a NIH Federal Phase I Grant for $100,270. The work performed under this grant covers the period from June 1999 to May 2000. For the years ended December 31, 2000, 1999 and 1998 we recognized grant revenue which was exactly offset by the respective costs incurred to perform the research defined by the grants as follows:

                                                       December 31,
                                                       ------------
                                               2000         1999        1998
                                               -----        -----       ----
           SM NIH Grant revenue              $ 177,846  $  265,699  $  139,824
           MCS NIH Grant revenue                44,613      15,338          -
                                             ---------  ----------  ----------
           Total NIH Grant revenue             222,459     281,037     139,824
           NIH Grant costs incurred           (222,459)   (281,037)   (139,824)
                                             ---------  ----------  ----------
           Net effect on the Company's
                Statements of Operations
                 for the Years then ended    $      -   $       -   $       -
                                             =========  ==========  =========

         We are currently in the process of receiving additional time to complete the work covered by the NIH Federal Phase I grant.

8.       Retirement Plan

         During 1999, we adopted a 401(k) retirement plan for all eligible employees who meet certain eligibility criteria such as age, term of employment, etc. Eligible employees may elect to contribute to the plan a portion of their gross salary (subject to federal tax law). Our Company does not make matching contributions to the plan.

9.       Long-Term Debt

         Long-term debt consists of the following:

                                                        December 31,
                                                     2000          1999
                                                     -----         ----
Mortgage Payable - payable in 240 monthly
  installments of $2,610 to February,
  2017, including a variable interest
  rate Which is adjusted every three years
  (2000 rate was 9.5%) - Secured by our
  building in Phillipsburg, New Jersey               $ 266,847    $ 272,864

Notes Payable - bank - payable in 60
  monthly installments Of $2,132 to April,
  2002, including interest at 10% -
  Guaranteed by two stockholders and
  secured by a stockholder's personal
  residence                                             35,796       52,598

Notes Payable - bank - payable in 60
  monthly installments Of $7,223 to August,
  2002, including interest At 8.75% -
  unsecured                                            268,289      323,406

Notes payable - bank - we received a
  commitment to Borrow up to $500,000
  over 5 years at an interest rate of
  8.75% per annum to finance equipment
  purchases for Sentigen Corp. We
  borrowed $240,000 under this agreement               201,056         --
                                                     ---------    ---------

Total Long Term Debt
                                                       771,988      648,868

Less:  Current
maturities                                            (136,987)     (88,761)
                                                     ---------    ---------

Net Long Term Debt                                   $ 635,001    $ 560,107
                                                     =========    =========

         Principal maturities of long-term debt over the next five years are as follows:

                December 31,                 2001             $  136,987
                                             2002                224,343
                                             2003                 52,295
                                             2004                 55,957
                                             2005                 60,745
                Thereafter                                       241,661
                                                              ----------
                Total Long Term Debt                          $  771,988
                                                              ==========

10.      Stockholder Loans

         Five stockholders and one of their related parties advanced $500,000, in aggregate, to the Company during 1997. The promissory notes bear 5% simple interest, payable at maturity, and had an original due date of July 14, 2002. As the promissory notes bear a below market rate of interest, additional interest was imputed on the notes to approximate our current available financing rate of 10%.

         As a result of the CMT merger, the above loans' maturity dates were accelerated to May 1, 2000. The imputed interest was adjusted in 1998, as a result of the maturity date acceleration thereby reducing the discount by $58,909. This was charged to additional paid-in capital as an adjustment to the original $120,199 credited to additional paid-in capital in 1997 which related to the purchase of stock.

         During 1999, the stockholders agreed to extend the above loans' maturity date to May 1, 2001. The imputed interest has been adjusted as a result of the maturity date extension thereby increasing the discount by $18,694. This amount was added to additional paid-in capital as an adjustment to the original $120,199 (as adjusted by $58,909 in 1998) credited to additional paid-in capital in 1997, which related to the purchase of stock.

         At December 31, 2000, the balance of stockholder loans, net of unamortized discount of $8,926, is $580,449.


11.      Commitments

         In May, 1997, we entered into an employment agreement with Thomas Livelli, a Director and CMT's President/CEO. The agreement is for an initial term of three years at an annual base compensation of $135,000 and contains a provision for an automatic one-year extension, unless written notice is received by either party. In January 2001 we increased Mr. Livelli's annual base compensation to $150,000.

         In May, 1999, we entered into an employment agreement with Joseph K. Pagano ("Pagano") to serve as our president. This replaces the consulting agreement that we had with Pagano which was terminated at the same time. The agreement is for an initial term of one year at an annual base compensation of $85,000 and contains a provision for an automatic one-year extension. This agreement was extended to May 2001. In March 2001 we increased Mr. Pagano's annual base compensation to $175,000.

         In connection with the employment agreement, the termination date of 217,000 options previously granted to Pagano under the Company's 1990 Stock Option Plan were extended an additional three years to May 24, 2004. In accordance with SFAS 123, the additional compensation recognized as of the modification date, if the Company had accounted for its stock option plans under the fair value method, would have been $45,570, which was estimated using the Black- Scholes pricing model, with the following weighted average assumptions:

                                                 Before             After
                                               Modification      Modification
                                               ------------      ------------
         Expected life of options                 2 years          5 years
         Risk-free interest rate                    5%                5%
         Volatility of stock                       158%              158%
         Expected dividend yield                     -                -

12.      Leases

         Our lease commitments consist primarily of leases on laboratory and office facilities. These leases are all accounted for as operating type leases. We have from time to time leased administrative office equipment under operating type leases. The lease commitments for these leases are not considered material.

         We lease approximately 980 square feet of administrative office space for use by the Board of Directors and Executive Officers of our Company at 434 East Cooper Street, Aspen, Colorado 81611. Our rental expense for this property was $32,929 for the year ended December 31, 2000. This lease expires April 30, 2001. We are currently in negotiations to extend the term of this lease. The remainder of this lease calls for rental payments, exclusive of operating expenses of $11,076.

         CMT leases approximately 750 square feet of administrative office space at 445 Marshall Street, Phillipsburg, New Jersey 08865. We lease this property on a month to month basis. Our rental expense for the administrative office space for the year ended December 31, 2000 was $12,000. Our current lease rate is $1,000 per month.

         On May 1, 2000, Sentigen Corp. acquired a lease to use laboratory space at Columbia University in New York City for two years with the option to renew for an additional two years. The lease agreement calls for rental payments, exclusive of operating expenses, as follows:

                For the year ending December 31,     2001        $     65,813
                                                     2002              39,054
                                                                 ------------
                Total Lease Commitment for
                        Sentigen Corp.                           $    104,867
                                                                 ============

         On March 22, 2001, CMT signed a 3-year lease for approximately 3,000 square feet of laboratory space at 418 Industrial Drive, North Wales, PA 19454. This space is to accommodate growth opportunities for CMT's HTS applications and assay development services. Rental expense on this property is $1,500 per month.

                For the year ending December 31,     2001        $     12,000
                                                     2002              18,000
                                                     2003              18,000
                                                                 ------------
                Total Lease Commitment for CMT                   $     48,000
                                                                 ============

13.      Income Taxes

         There was no current or deferred federal income tax provision for the years ended December 31, 2000, 1999, and 1998. Deferred taxes reflect the tax effects of temporary differences between the amounts of assets and liabilities for financial reporting and the amounts recognized for income tax purposes as well as the tax effects of net operating loss
         (NOL) and tax credit carryforwards. The significant components of deferred tax assets are as follows:

                                                            December 31,
                                                            ------------
                                                   2000          1999           1998
                                                   -----         -----          ----
          Net Operating Loss Carryforward      $  386,000     $  342,000    $  444,000
          Depreciation and Other Temporary
                Differences                        (8,000)        (7,000)       21,000
                                               ----------     ----------    ----------
          Total Deferred Tax Assets               378,000        335,000       465,000
          Less:  Valuation allowance              378,000        335,000       465,000
                                               ----------     ----------    ----------
          Net Deferred Tax Assets              $        -     $        -    $        -
                                               ==========     ==========    ==========

         We believe that, it is not more likely than not, that the remaining deferred tax assets will be realized and have therefore, provided a valuation allowance for the entire balance.

         The provision for income taxes differs from the amount using the statutory federal income tax rate (34%) as follows:

                                                               December 31,
                                                               ------------
                                                      2000          1999           1998
                                                      -----         -----          ----
          At Statutory Rates                       $  (45,000)   $  218,000   $ (238,000)
                (Benefit) of net operating
                loss carryforward not
                previously recognized                       -      (199,000)           -

                Decrease in beginning of year
                valuation allowance due to
                changes in circumstances
                reflecting on the realization
                of deferred tax assets                      -       (19,000)           -

                Loss for which no benefit was
                recorded                               45,000             -      238,000

                State income taxes                     74,322             -            -
                                                   ----------    ----------    ---------

          Provision for income taxes               $   74,322    $        -   $        -
                                                   ==========    ==========   ==========

         The Company has available to offset future income taxes a net operating loss of $1,090,168 as follows:

                     Expiration                                       Amount
                     ----------                                       ------
                     May 31,                        2012            $218,749
                     December 31,                   2012               6,328
                                                    2013             778,092
                                                    2015              86,999
                                                                 -----------
                     Total Net Operating Losses                  $ 1,090,168
                                                                 ===========

14.      Percentage-of-Completion

         The following is a summary of assets and liabilities related to long-term contracts which are recognized on the percentage-of-completion basis:

                                                             December 31,
                                                          2000           1999
                                                          -----          ----
         Contract Receivables
           Billed - contracts in progress              $  425,246    $  371,518
           Unbilled services (work-in-progress)           159,613       109,809
                                                       ----------    ----------
                                                          584,859       481,327
           Less:  Allowance for doubtful collections
                  on contract receivables                  15,000        15,000
                                                       ----------    ----------
                                                       $  569,859    $  466,327
                                                       ----------    ----------

        Unearned Revenue
           Costs incurred on contracts in progress     $  563,029    $  329,637
           Estimated earnings                             452,234       339,412
                                                       ----------    ----------
                                                        1,015,263       669,049
           Less:  Billings to date                        939,409       613,700
                                                       ----------    ----------
                                                       $   75,854    $   55,349
                                                       ----------    ----------
       Included in the accompanying balance
         sheets under the following captions:
            Unbilled services                          $  159,613    $  109,809
            Unearned revenue                              (83,759)      (54,460)
                                                       ----------    ----------
                                                       $   75,854    $   55,349
                                                       ----------    ----------

         The Company uses estimates of remaining costs to complete each contract to determine the revenue and profitability on each contract. The estimates are reevaluated periodically and, as such, reevaluations may, in the future, lead to changes in the rate of profitability on each contract. There were no contracts where the expected costs exceeded the contract price. All contract receivables are due within one year.

15.      Stock Option Plan

         The 1990 Stock Option Plan (the "Plan") provides for the granting of either stock options intended to qualify as incentive stock options under the Internal Revenue Code or non-statutory stock options for up to an aggregate of 1,000,000 shares of common stock. Options may be granted for terms of up to ten years and are exercisable as determined by the Company's Board of Directors (the "Board"). The option price under the plan must be no less than fair market value of the shares on the date of grant, except that the term of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding common stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the common stock on the date of the grant.

         During the year ended December 31, 2000 we adopted the 2000 Performance Equity Plan (the "Performance Equity Plan") which provides for grants and options to purchase up to 2,000,000 shares of Common Stock. Under the Performance Equity Plan, options may be granted to employees, directors, consultants, agents and other persons deemed valuable to the Company or any of its subsidiaries. The Performance Equity Plan permits our Board of Directors or the Committee of the Performance Equity Plan to issue incentive stock options (ISO's) as defined in Section 422 of the Internal Revenue Code (the "Code") and stock options that do not conform to the requirements of that code section ("non-ISOs"). The exercise price of each ISO may not be less than 100% of the fair market value of the Common Stock at the time of grant, except that in the case of a grant to an employee who owns (within the meaning of Code Section
         422) 10% or more of the outstanding stock of our Company or any subsidiary (a "10% stockholder"), the exercise price may not be less than 110% of the market value of the Common Stock at the time of grant.

         Under the Performance Equity Plan, the committee may award stock appreciation rights, restricted stock, deferred stock, stock reload options and other stock-based awards in addition to stock options. The Performance Equity Plan is administered by the Board of Directors and may be administered by a committee chosen by the Board of Directors. Subject to the provisions of the Performance Equity Plan, the Board of Directors or such Committee, as applicable, have the authority to determine the individuals to whom the stock options are to be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the restrictions, if any, on the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payment by option holders upon exercise of an option may be made (as determined by the Board of Directors or the Committee) in cash, or, in certain instances, by shares of Common Stock. No more than 200,000 shares in the aggregate may be granted to any one holder in any one calendar year under the Performance Equity Plan.

         The pro forma information required by SFAS 123 regarding net income and earnings per share has been presented as if we had accounted for our stock option plans under the fair value method. The fair value of each option grant is estimated on the date of the grant using the Black-Scholes pricing model with the following weighted average assumptions:

                                                   2000         1999
                                                   ----         ----
         Assumptions:
           Expected life of options              5 years      5 years
           Risk free interest rate                  6%            5%
           Volatility of stock                    162%          172%
           Expected dividend yield                  0%            0%

         The weighted average fair value of the options granted during 2000 and 1999 was $4,913,380 and $42,038, respectively. Had the fair value of the options been amortized to expense over the related service period, the pro forma impact on earnings of the stock-based compensation for the options under the provision would have been as follows:

                                                2000         1999
                                                ----         ----
         Net Income (Loss):
           As reported                       $(126,715)    $ 641,114
           Pro forma                         $(333,041)    $ 540,514

         Diluted Earnings Per Share:
           As reported                       $   (0.02)    $   0.10
           Pro forma                         $   (0.05)    $   0.08

         In accordance with SFAS 123, the weighted average fair value of stock options granted is required to be based on a theoretical statistical model using the preceding assumptions. In actuality, our stock options do not trade on a secondary exchange and, therefore, the employees and directors cannot derive any benefit from holding the stock options under these plans without an increase in the market price of our stock.

         Such an increase in stock price would benefit all stockholders commensurately. As discussed in Note 11, we extended the termination date of options previously granted to our President.

         In addition to the options granted to employees, we granted 345,000 options to members of our Scientific Advisory Board. Members of the Scientific Advisory Board are retained under consulting agreements by our Company and are not considered employees of our Company. We recognized non-cash compensation cost of $213,728 based on the fair value of the options issued, amortized over the respective consulting periods.

         Presented below is a summary of stock option plan activity for the years shown:

                                                      Wtd. Avg.                     Wtd. Avg.
                                                       Exercise       Options        Exercise
                                       Options          Price       Exercisable       Price
                                       -------        ---------     -----------     ---------
Balance at December 31, 1997             144,000        $0.28           28,800        $ 0.28
  Granted                                293,000         0.95
  Transferred through merger             257,000         1.49
  Exercised                               (7,200)        0.28
  Cancelled                              (28,800)        0.28
                                    ------------

Balance at December 31, 1998             658,000         1.05          468,200        $ 1.16
  Granted                                 44,250         1.00
  Exercised                                   -
  Cancelled                               (9,620)        1.00
                                    ------------

Balance at December 31, 1999             692,630         1.05          539,866        $ 1.12
  Granted                                854,850         6.04
  Exercised                               (2,980)        1.00
  Cancelled                              (11,200)        1.64
                                    ------------

Balance at December 31, 2000          1,533,300          3.83          732,960        $ 1.75
                                    ============

         The following summarizes information for options currently outstanding and exercisable at December 31, 2000:

                                        Options Outstanding                      Option Exercisable
                               -----------------------------------------      ---------------------------
                                            Weighted
                                             Average        Weighted                          Weighted
                                            Remaining       Average                            Average
          Exercise Prices      Number          Life      Exercise Price       Number       Exercise Price
          ---------------      --------        ----      ---------------      ---------    --------------
             $  0.28             108,000        1           $   0.28               86,400      $  0.28
                0.75             290,000        1               0.75              257,000         0.75
                1.00              29,050        8               1.00                5,810         1.00
                1.63             217,000        3               1.63              217,000         1.63
                 .81              14,250        9               1.81                    -         1.81
                2.00              18,000        2               2.00               18,000         2.00
                2.25              25,000        1               2.25               25,000         2.25
                5.00             495,000        5               5.00              123,750         5.00
                6.00              30,000       10               6.00                    -         6.00
                6.25             107,000        8               6.25                    -         6.25
                9.00             200,000        8               9.00                    -         9.00
                              ----------                                       ----------
                              1,533,300       3.74              3.83              732,960         1.75
                              ==========                                       ==========

16.      Segment Information

         We operate through our two wholly owned subsidiaries, CMT and Sentigen Corp. CMT is evaluated on the performance of its two divisions, MCS and SM. Sentigen Corp. was formed in February 2000 and is engaged in research and development. We consider MCS, SM and Sentigen Corp. as our three separate and distinct reportable operating segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We account for inter-segment sales and transfers, if any, as if the transactions were to third parties, that is at current market prices.

         Our reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technologies and marketing strategies.

                                                                         December 31,
                                                       -----------------------------------------------------
                                                           2000                1999                 1998
                                                       -------------         ------------        -----------
        Contract Revenue and Sales
                 MCS                                    $  3,115,178         $  2,456,687         $  930,686
                 SM                                        1,704,432            1,529,902          1,238,343
                 Sentigen                                       -                    -                   -
                                                       -------------         ------------        -----------
                                                        $  4,819,610          $ 3,986,589         $2,169,029
                                                       -------------         ------------        -----------
        Income (Loss) Before Taxes
                 MCS                                    $    675,361           $  599,373         $ (678,341)
                 SM                                          448,976              424,131            138,945
                 Sentigen                                  (671,096)                 -                   -
                                                       -------------         ------------        -----------
                                                        $   453,241          $ 1,023,504          $ (539,396)
                                                        ------------         ------------         -----------
        Depreciation and Amortization
                 MCS                                    $   158,189           $  165,558          $  137,795
                 SM                                          72,284               64,421              41,383
                 Sentigen                                    41,866                  -                   -
                                                       -------------         ------------        -----------
                                                        $   272,339           $  229,979          $  179,178
                                                        ------------          -----------         ----------
        Segment Assets
                 MCS                                    $  1,318,850          $1,128,317          $  811,313
                 SM                                          688,117             781,124             639,248
                 Sentigen                                    570,529                  -                   -
                                                       -------------         ------------        -----------
                                                        $  2,577,496          $1,909,441          $1,450,561
                                                       -------------         ------------        -----------
        Expenditures for Long-Lived Assets
                 MCS                                    $   126,669           $  202,885          $  264,896
                 SM                                          74,395              118,017              82,277
                 Sentigen                                   237,988                  -                   -
                                                       -------------         ------------        -----------
                                                        $   439,052           $  320,902          $  347,173
                                                       -------------         ------------        -----------

         Essentially all revenue earned for the years ended December 31, 2000, 1999, and 1998 by the Company are attributable to the United States, the Company's country of domicile. All long-lived assets of the Company are located in the United States.

         The following is a reconciliation of the contract revenues and sales, loss, interest income and expense, depreciation and amortization and assets segment items disclosed above to the amounts reported on the consolidated financial statements:

                                                                         December 31,
                                                       -----------------------------------------------
                                                           2000             1999               1998
                                                       -------------      ------------     -----------
      Contract Revenues and Sales of Goods
           Total contract revenues and Sales of
           Goods for reportable segments                 $ 4,819,610       $ 3,986,589       $ 2,169,029

           Elimination of intersegment Contract
           Revenues and Sales of Goods                       (90,107)          (70,008)          (41,796)
                                                       -------------  ----------------  ----------------
      Total Reported                                     $ 4,729,503       $ 3,916,581       $ 2,127,233
                                                       -------------  ----------------  ----------------

      Income (Loss) Before Taxes
           Total income (loss) for reportable
           segments                                      $   453,241       $ 1,023,504       $  (539,396)
           Corporate income (loss) unallocated
           to segments                                      (505,634)         (382,390)         (159,278)
                                                       -------------  ----------------  ----------------
      Total Reported                                     $   (52,393)      $   641,114       $  (698,674)
                                                       -------------  ----------------  ----------------

      Depreciation and Amortization
           Total depreciation and amortization
           for reportable segments                       $  272,339        $  229,979        $  179,178
           Corporate depreciation and
           amortization unallocated to segments              10,414             9,478             4,971
                                                       -------------  ----------------  ----------------
      Total Reported                                     $  282,753        $  239,457        $  184,149
                                                       -------------  ----------------  ----------------

      Assets
           Total assets for reportable segments          $ 2,577,496       $ 1,909,441       $ 1,450,561
           Corporate assets unallocated to segments       10,842,413         5,519,241        10,375,122
                                                       -------------  ----------------  ----------------
      Total Reported                                     $13,419,909       $ 7,428,682       $11,825,683
                                                       -------------  ----------------  ----------------

17.      Significant Customers and Concentrations of Credit Risk

         For the years ended December 31, 2000, 1999 and 1998, the Company had significant sales and receivable balances from major customers in the pharmaceutical and biotechnology industries as follows:

                                                                December 31,
                               ---------------------------------------------------------------------------------
                                       2000                         1999                         1998
                               ------------------------    ------------------------     ------------------------
                                            Percentage                   Percentage                  Percentage
                                Sales        of total        Sales        of total       Sales        of total
                              -----------   ----------     ----------    ----------     ----------   -----------
Significant customer
         A  MCS               $ 1,655,029      35%         $ 1,365,139      35%         $ 241,000       11%
         B.  SM                         -       0%                   -       0%           280,000       13%
                              -----------   ----------     ----------    ----------     ----------   -----------
                              $ 1,655,029      35%         $ 1,365,139      35%         $ 521,000       24%
                              -----------   ----------     ----------    ----------     ----------   -----------

                                                                December 31,
                                          --------------------------------------------------------
                                                     2000                         1999
                                          --------------------------   ---------------------------
                                          Net Accounts    Percentage   Net Accounts    Percentage
                                           Receivable      of total     Receivable      of total
                                          ------------    ----------   ------------    ----------

                Significant customer
                              A             $ 237,892         35%     $       -             0%
                              B                     -          0%        249,205           39%
                              C                     -          0%         87,571           13%
                                           ----------    ----------   ------------    ----------
                                            $ 237,892         35%     $  336,776           52%
                                           ----------    ----------   ------------    ----------

         Net accounts receivable includes billed accounts receivable and unbilled services less unearned revenue.

         Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. We hold our cash at high credit quality institutions. At times, balances may be in excess of the FDIC insurance limit. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

18.      Private Placement

         In November 2000, we consummated a private offering in which we sold 863,834 shares of our common stock, at $6.00 per share, for aggregate gross proceeds of $5,183,044. The proceeds net of legal fees which were directly incurred in connection with this transaction, were $5,152,714.

         In connection with the private placement, we also issued warrants to Mr. Theodore M. Serure to purchase 44,810 shares of our common stock as compensation for introducing us to investors who purchased shares of common stock in the private placement. The warrant may be exercised at $6.00 per share until November 21, 2005. We will file a registration statement covering the resale of the common stock sold in the offering with the Securities and Exchange Commission by May 21, 2001, in accordance with the terms of the subscription agreements entered into with each investor. The resale of the shares of common stock underlying the warrant will also be registered on the registration statement we expect to file.

         19.      Unaudited Quarterly Results of Operations

                                                                  For the Quarters Ended
                                                                  ----------------------
                                                 December 31,   September 30,     June 30,       March 31,
                                                    2000            2000           2000            2000
                                                    -----           -----          -----           ----
 Revenue
       Contract revenue                             $  852,803      $  819,995     $  768,466      $  583,807
       Sale of goods                                   464,593         398,159        481,060         360,620
                                                    ----------      ----------     ----------      ----------
                                                     1,317,396       1,218,154      1,249,526         944,427
                                                    ----------      ----------     ----------      ----------
 Income After Direct Costs

       Contract revenue                                546,243         517,636        444,316         237,233
       Sale of goods                                   257,974         199,189        271,873         177,111
                                                    ----------      ----------     ----------      ----------
                                                       804,217         716,825        716,189         414,344
                                                    ----------      ----------     ----------      ----------
 Income (Loss) From Segment Operations

       Contract revenue                                254,020         245,429        175,955            (43)
       Sale of goods                                   154,569          84,118        146,618          63,671
       Sentigen                                       (254,460)       (228,301)      (188,335)             -
                                                    ----------      ----------     ----------      ----------

                                                       154,129         101,246        134,238          63,628
                                                    ----------      ----------     ----------      ----------
 Net Income (Loss)                                 $    59,888         (65,907)   $   (22,436)     $  (98,260)
                                                   ===========      ==========    ===========      ==========
 Net Income (Loss) per Share
       Basic                                       $      0.01      $    (0.01)   $         -      $    (0.02)
                                                   ===========      ==========    ===========      ==========
       Diluted                                     $      0.01      $    (0.01)   $         -      $    (0.02)
                                                   ===========      ==========    ===========      ==========


                                                                  For the Quarters Ended
                                                                  ----------------------
                                                 December 31,   September 30,     June 30,       March 31,
                                                    1999            1999           1999            1999
                                                    -----           -----          -----           ----
 Revenue
       Contract revenue                            $  693,182      $  720,008     $  448,857      $  542,706
       Sale of goods                                  427,966         397,458        367,471         318,933
                                                    ----------      ----------     ----------      ----------
                                                    1,121,148       1,117,466        816,328         861,639
                                                    ----------      ----------     ----------      ----------
 Income After Direct Costs
       Contract revenue                               416,756         430,923        185,425         314,171
       Sale of goods                                  229,905         199,748        198,535         149,175
                                                    ----------      ----------     ----------      ----------
                                                      646,661         630,671        383,960         463,346
                                                    ----------      ----------     ----------      ----------
 Income From Segment Operations
       Contract revenue                               158,704         254,020         45,821         158,902
       Sale of goods                                  106,826         105,020        118,104          76,107
       Sentigen                                            -               -              -               -
                                                    ----------      ----------     ----------      ----------
                                                      265,530         359,040        163,925         235,009
                                                    ----------      ----------     ----------      ----------
 Net Income                                        $  175,191      $  269,599     $   45,060      $  151,264
                                                   ===========      ==========    ===========      ==========
 Net Income per Share
       Basic                                       $     0.04      $     0.04     $     0.01      $     0.02
                                                   ===========      ==========    ===========      ==========
       Diluted                                     $     0.03      $     0.04     $    0.01       $    0.02
                                                   ===========      ==========    ===========      ==========

                                [back cover page]




         You should rely only on the information contained in this prospectus. Sentigen Holding Corp. has not authorized anyone to provide prospective investors with any different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.



                             Sentigen Holding Corp.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee..........................       $     1,506.21
Legal Fees and Expenses..................................            30,000.00
Accounting Fees and Expenses.............................            15,000.00
Printing.................................................             1,500.00
Miscellaneous............................................             6,993.79

         TOTAL ..........................................       $    55,000.00


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by law.

         Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Since May 1, 1998, we have made the following sales of unregistered securities:

                                                    Consideration Received and                         If Option, Warrants or
                                                  Description of Underwriting or     Exemption from     Convertible Security,
                   Title of        Number        Other Discounts to Market Price      Registration      Terms of Exercise or
 Date of Sale      Security         Sold             Afforded to Purchasers            Claimed              Conversion
-------------    ------------      --------     ---------------------------------    --------------   ------------------------
5/29/98          Common Stock      1,611,000    Issued in exchange for all the            4(2)        Not Applicable.
                                                outstanding shares of capital
                                                stock of Cell & Molecular
                                                Technologies.

5/29/98          Options to           36,000    Granted under the 1990 Plan to            4(2)        Exercisable until July
                 purchase common                holder of, and in exchange for,                       1, 2002 with vesting
                 stock                          options under the Cell &                              from 0-4 years of an
                                                Molecular Technologies stock                          exercise price of
                                                option plan; no cash                                  $0.2777.
                                                consideration received by us
                                                until exercise.

5/29/98          Options to           72,000    Granted under the 1990 Plan to            4(2)        Vested options remain
                 purchase common                holder of, and in exchange for,                       exercisable until 30
                 stock                          options under the Cell &                              days after termination
                                                Molecular Technologies stock                          of employment and
                                                option plan; no cash                                  unvested options expire
                                                consideration received by us                          upon termination of
                                                until exercise.                                       consultancy with vesting
                                                                                                      from 0-5 years at an
                                                                                                      exercise price of
                                                                                                      $0.2777 per share.

                                      II-3

                                                    Consideration Received and                         If Option, Warrants or
                                                  Description of Underwriting or     Exemption from     Convertible Security,
                   Title of        Number        Other Discounts to Market Price      Registration      Terms of Exercise or
 Date of Sale      Security         Sold             Afforded to Purchasers            Claimed              Conversion
-------------    ------------      --------     ---------------------------------    --------------   ------------------------

5/29/98          Options to            7,200    Granted under the 1990 Plan to            4(2)        Exercisable until
                 purchase common                holder of, and in exchange for,                       September 30, 2002 with
                 stock                          options under the Cell &                              vesting fully upon grant
                                                Molecular Technologies stock                          at an exercise price of
                                                option plan; no cash                                  $0.2778.
                                                consideration received by us
                                                until exercise.

7/9/98           Options to           18,000    Non-plan options granted to a             4(2)        Exercisable for 4 years
                 purchase common                former director; no cash                              from date of grant with
                 stock                          consideration received by us                          vesting fully upon grant
                                                until exercise.                                       at an exercise price of
                                                                                                      $2.00 per share.

1/1/99           Options to           20,850    Granted under the 1990 Plan to            4(2)        Exercisable for 10 years
                 purchase common                certain employees; no cash                            from date of grant with
                 stock                          consideration received by us                          vesting from 0-4 years
                                                until exercise.                                       at an exercise price of
                                                                                                      $1.00 per share.

1/1/99           Options to           22,500    Granted under the 1990 Plan to            4(2)        Exercisable for 10 years
                 purchase common                certain employees; no cash                            from date of grant with
                 stock                          consideration received by us                          vesting from 1-5 years
                                                until exercise.                                       at an exercise price of
                                                                                                      $1.00 per share.

4/30/99          Options to          217,000    Granted under the 1990 Plan to an         4(2)        Exercisable for 5 years
                 purchase common                employee/director; no cash                            from date of grant with
                 stock                          consideration received by us                          vesting fully upon grant
                                                until exercise.                                       at an exercise price of
                                                                                                      $1.625 per share.

1/3/00           Options to           22,850    Granted under the 1990 Plan to            4(2)        Exercisable for 10 years
                 purchase common                certain employees; no cash                            from date of grant with
                 stock                          consideration received by us                          vesting from 1-5 years
                                                until exercise.                                       at an exercise price of
                                                                                                      $1.81 per share.

3/29/00          Options to          495,000    Granted under the 2000                    4(2)        Exercisable for 5 years
                 purchase common                Performance Equity Plan ("2000                        from date of grant with
                 stock                          Plan") to consultants; no cash                        vesting from 0-3 years
                                                consideration received by us                          at an exercise price of
                                                until exercise.                                       $5.00 per share.

6/21/00          Common stock         75,000    Issued in connection with an              4(2)        Not applicable.
                                                exclusive license agreement.

8/8/00           Options to           30,000    Granted under the 2000 Plan to an         4(2)        Exercisable for 10 years
                 purchase common                employee; no cash consideration                       from date of grant with
                 stock                          received by us until exercise.                        vesting from 0-3 years
                                                                                                      at an exercise price of
                                                                                                      $6.00 per share.

9/15/00          Options to           66,000    Granted under the 2000 Plan to an         4(2)        Exercisable for 5 years
                 purchase common                employee/director; no cash                            from date of grant with
                 stock                          consideration received by us                          vesting from 1-4 years
                                                until exercise.                                       at an exercise price of
                                                                                                      $9.00 per share.

9/15/00          Options to          134,000    Granted under the 2000 Plan to an         4(2)        Exercisable for 10 years
                 purchase common                employee/director; no cash                            from date of grant with
                 stock                          consideration received by us                          vesting from 1-4 years
                                                until exercise.                                       at an exercise price of
                                                                                                      $9.00 per share.

                                      II-4

                                                    Consideration Received and                         If Option, Warrants or
                                                  Description of Underwriting or     Exemption from     Convertible Security,
                   Title of        Number        Other Discounts to Market Price      Registration      Terms of Exercise or
 Date of Sale      Security         Sold             Afforded to Purchasers            Claimed              Conversion
-------------    ------------      --------     ---------------------------------    --------------   ------------------------

11/21/00         Common stock        863,834    Issued pursuant to a private              4(2)        Not applicable.
                                                placement consummated on November
                                                21, 2000. The common stock was
                                                issued at $6.00 per share.  We
                                                received gross proceeds of
                                                $5,183,004.

11/21/00         Warrants to          44,810    Issued in connection with our             4(2)        Exercisable for 5 years
                 purchase common                private placement; no cash                            from date of grant at an
                 stock                          consideration received by us                          exercise price of $6.00
                                                until exercise.                                       per share.

12/20/00         Options to           50,000    Granted under the 2000 Plan to an         4(2)        Exercisable for 10 years
                 purchase common                employee; no cash consideration                       from date of grant with
                 stock                          received by us until exercise.                        vesting from 1-5 years
                                                                                                      at an exercise price of
                                                                                                      $6.25 per share.

12/20/00         Options to           50,000    Granted under the 2000 Plan to a          4(2)        Exercisable for 5 years
                 purchase common                consultant; no cash consideration                     from date of grant with
                 stock                          received by us until exercise.                        vesting from 0-4 years
                                                                                                      at an exercise price of
                                                                                                      $6.25 per share.

12/20/00         Options to            7,000    Granted under the 2000 Plan to a          4(2)        Exercisable for 5 years
                 purchase common                consultant; no cash consideration                     from date of grant with
                 stock                          received by us until exercise.                        vesting fully upon grant
                                                                                                      at an exercise price of
                                                                                                      $6.25 per share.

1/23/01          Options to            1,500    Granted under the 2000 Plan to an         4(2)        Exercisable until April
                 purchase common                employee; no cash consideration                       9, 2011 with vesting in
                 stock                          received by us until exercise.                        five annual installments
                                                                                                      commencing on April 10,
                                                                                                      2001 at an exercise
                                                                                                      price of $5.88 per share.

1/25/01          Options to           50,000    Granted under the 2000 Plan to a          4(2)        Exercisable for 5 years
                 purchase common                consultant; no cash consideration                     from date of grant with
                 stock                          received by us until exercise.                        vesting from 0-3 years
                                                                                                      at an exercise price of
                                                                                                      $5.00 per share.

3/15/01          Options to           10,000    Granted under the 2000 Plan to an         4(2)        Exercisable for 10 years
                 purchase common                employee; no cash consideration                       from date of grant with
                 stock                          received by us until exercise.                        vesting from 0-4 years
                                                                                                      at an exercise price of
                                                                                                      $5.00 per share.

ITEM 16. EXHIBITS

                                                                       Incorporated
Exhibit                                                                By Reference       No in
Number         Description                                             from Document    Document      Filing Status
-------        -----------                                             --------------   ---------    ---------------
4.1            License Agreement, dated April 10, 2000, among the           --             --              --
               Trustees of the Columbia University in the City of
               New York and the Company
4.3            Form of Subscription Agreement between the Company            A             4.1             --
               and the Selling Stockholders
5.1            Opinion of Graubard Miller                                   --             --        Filed Herewith
23.1           Consent of Raich Ende Malter & Co. LLP                       --             --        Filed Herewith
23.2           Consent of Graubard Miller (included in Exhibit 5.1)         --             --              --

------------------

A.       Registrant's Current Report or form 8-K filed on December 8, 2000.

ITEM 17. UNDERTAKINGS

       (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Phillipsburg, New Jersey on May 11, 2001.

                                   SENTIGEN HOLDING CORP.
                                  (Registrant)


                                  By: /s/ Joseph K. Pagano
                                     ------------------------------------------
                                     Name:    Joseph K. Pagano
                                     Title:   Chairman of the Board of Directors
                                              and President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph K. Pagano and Fredrick Rolff, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Signatures                                  Title                                 Date
--------------------------------   --------------------------------------------------   -----------------
/s/ Joseph K. Pagano               Director, President (Principal Executive Officer)     May 11, 2001
-------------------------------
Joseph K. Pagano

/s/ Fredrick Rolff                 Chief Financial Officer, Treasurer, Secretary and     May 11, 2001
--------------------------------   Vice President (Principal Financial Officer and
Fredrick Rolff                     Principal Accounting Officer)

/s/ Frederick R. Adler             Director                                              May 11, 2001
--------------------------------
Frederick R. Adler

/s/ Samuel Rozzi                   Director                                              May 11, 2001
--------------------------------
Samuel Rozzi

/s/ Thomas Livelli                 Director                                              May 11, 2001
--------------------------------
Thomas Livelli

/s/ Brett Fialkoff                 Director                                              May 11, 2001
--------------------------------
Brett Fialkoff

/s/ Joel Pearlberg                 Director                                              May 11, 2001
--------------------------------
Joel Pearlberg